EXHIBIT 10.2

AMENDED AND RESTATED
LOAN AGREEMENT

This Amended and Restated Loan Agreement (the “Agreement”) is entered into this 9th day of May, 2013 by and between CONSILIUM CORPORATE RECOVERY MASTER FUND, LTD, a limited company, organized under the laws of the Cayman Islands (hereinafter “Lender”) and PANACHE BEVERAGE, INC., a Florida corporation (hereinafter the “Borrower”) and joined into  by JAMES DALE, AGATA PODEDWORNY, SJOERD DE JONG, MIS BEVERAGE HOLDINGS, LLC, and PANACHE DISTILLERY, LLC, a Florida limited liability company.

WITNESSETH

The parties acknowledge the following recitals to be true and correct:

1. Lender has provided Borrower with a loan in the sum of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000) (the “$2,100,000 Loan”), which is being used for working capital and general corporate purposes of the Borrower, closing costs, fees and expenses. The $2,100,000 Loan is evidence by a Promissory Note, Loan Agreement and ancillary documents all dated effective as of December 21, 2012.

2. Borrower has applied to Lender for an additional loan of $4,000,000 (the “$4,000,000 Loan”) evidenced by a $4,000,000 Note (the “$4,000,000 Note”), which will be guaranteed by Panache Distillery, LLC and will be secured by the Collateral as defined below, which Collateral will also serve as collateral for the $2,100,000 Loan evidenced by a $2,100,000 Note (the “$2,100,000 Note”). The $4,000,000 Loan is being used to acquire property described on Schedule A which has located thereon an operating distillery which will need to be re-tooled and reconfigured.

3. Lender has agreed to Borrower’s request for the $4,000,000 Loan and the parties desire to execute this Agreement to set forth the terms and conditions respecting the same.

NOW, THEREFORE, in consideration of the promises, and of the mutual and separate agreements, pledges, covenants and warranties of the parties hereto, and for other good and valuable consideration, it is agreed, covenanted, and warranted by the parties hereto as follows:

ARTICLE 1
INCORPORATION OF RECITALS

1.1 Incorporation of Recitals.  The foregoing preambles and all other recitals set forth above are made a part of this Agreement.

ARTICLE 2
DEFINITIONS

2.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” means this Loan Agreement, together with exhibits and schedules hereto, as amended, supplemented, replaced, or otherwise or modified from time to time.

“Ancillary Agreements” shall mean, if any, any supplemental agreement, understanding, instrument, document or other writing executed or delivered by the Borrower, and/or any other Person as a condition to funding under this Agreement or otherwise in connection herewith, and all amendments, modifications or supplements, exhibits and schedules to any of the foregoing.

“Approved Depository” shall mean an Eligible Institution selected by Buyer and reasonably approved by Lender.

“Assignment and Acceptance” has the meaning assigned to that term in Section 9.8.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time.

“Board” shall mean the Board of Governors of the Federal Reserve System and any successor thereto or to the functions thereof.

“Board of Directors” shall mean the managers of any company or a duly constituted committee thereof having power and authority over matters to which the action proposed to be taken or authorized relates.

“Borrower” means Panache Beverage, Inc.

“Business Plan and Budget” shall mean that certain business plan and budget prepared by Borrower and approved by Lender in accordance with Section 6.14 below.

“Business Day” means any day of the year that is not a Saturday, Sunday or other day on which commercial banks in Florida are authorized or required by law to remain closed.

“Charge(s)” shall mean all Federal, State, county, city, municipal, local, foreign or other governmental taxes at the time due and payable, levies, assessments, charges, Liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the Borrower’s employees, payroll, income or gross receipts, (iv) the Borrower’s ownership or use of any of its assets, or (v) any other aspect of the Borrower’s business.

“Closely Related Companies” shall mean Panache LLC, a New York limited liability company, Alibi NYC LLC, a New York limited liability company, Wodka LLC, a New York limited liability company and Panache Distillery, LLC, a Florida limited liability company.

“Closing of Distillery” shall mean the date that Panache Distillery, LLC acquires fee title to the Distillery.

“Collateral” means a first security interest lien in favor of Lender as security for the $2,100,000 Loan and the $4,000,000 Loan encumbering the following:

(i) All shares of Panache Beverage, Inc. and Panache LLC held by James Dale and Agata Podedworny, M.I.S., and Sjoerd de Jong, (the “Key Personnel”); 100% of the membership of Panache Beverage, Inc. in Panache USA, LLC and 90% of the membership interests held by Panache Beverage, Inc. in Alibi, LLC (collectively the “Pledged Shares”). The Pledged Shares will be physically held in escrow by Lender with fully issued stock powers. A security agreement will give the Lender the power to vote the Pledged Shares as and when it elects in its sole discretion in the event of a declared Event of Default under the Loan. Notwithstanding the foregoing, provided the Loan is current in all material respects, up to an aggregate of 1,000,000 of the Pledged Shares in Panache Beverage, Inc., at the direction of James Dale, will be released by Lender from the pledge in the event any owner of the Pledged Shares sells the same in an “arms length” transaction to an unrelated bona fide purchaser, provided further, any such sale shall be subject to a right of first refusal of Lender.

(ii) Borrower's interest in all trademarks (exclusive of trademarks of Wodka, LLC), inventory, fixtures, equipment and other personalty now owned or used in connection with Borrower’s operations, and Borrower's interest in all leases, contracts, deposits, trade names, and all other interests and all other rights relating to Borrower’s operations and any improvements and all proceeds of any and all of the foregoing.

(iii) Pledge of the account holding any monies to be disbursed to Borrower pursuant to the escrow agreement as provided for in Section 6.12 below.

(iv) Pledge of any and all good faith deposits under the Distillery Purchase Contract.

(v) The corporate guaranty of Panache Distillery, LLC.

(vi) The pledge by Borrower of all shares and membership in Panache Distillery, LLC (the “Pledged Distillery Shares”).

(vii) a second mortgage on the Property from Panache Distillery LLC (the “Mortgage”) subject only to a purchase money first mortgage in favor of the Sellers under the Distillery Purchase Contract.

(viii) a security interest in all equipment, licenses, permits, operating agreements, leases, production agreements of any kind used in connection with the operation of the Distillery, subject to a prior purchase money first security interest held by the Seller under the Distillery Contract.

(ix) a collateral assignment of the Distillery Purchase Contract.

“Commercial Transactions Act” shall mean the Uniform Commercial Code of Florida, codified in Chapter 679, Florida Statutes, as amended, and in effect from time to time in Florida.

“Default” shall mean any event which, with the giving of notice or the lapse of time, or both, would, unless cured or waived, become an Event of Default.

“Default Interest Rate” means the rate of interest of Seventeen Percent ( 17%) per annum.

“Distillery” means that certain 17,500, plus or minus, square foot plant located on the Property and all equipment and licenses (now or hereafter obtained) associated with the Property.

“Distillery Purchase Contract” means that certain Contract to be entered into between Panache Distillery, LLC as Buyer and Douglas Joint Venture, V-3 Ventures, LLC and Empire Joint Venture, a Florida general partnership as Sellers involving the acquisition of the Property and the Distillery.

“Eligible Institution” shall mean any of :(a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (b) a brokerage firm insured by the Securities Investor Protection Corporation, (c) the short term unsecured debt obligations or commercial paper of which are rated at least "A-I+" (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (d) the senior unsecured debt obligations of which are rated at least "A" (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (e) such other Approved Depository institution as shall be selected by Borrower, subject to approval by Lender, such approval not to be unreasonably withheld, from time to time. J.P. Turner & Company shall be deemed to be approved by the Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, and published interpretations thereof.

“Escrow Agent” shall mean Chicago Title Insurance Company, 15951 SW 41st Street, Suite 800, Weston, Florida 33331.

“Event of Default” means any of the events specified in Article 8.

“Excess Cash Flow” shall mean the amount, determined for any monthly accounting period during the term of the Loan, equal to the excess of gross revenues derived from operation in the ordinary course of business for that period, above: (i) the operating costs for the business which are paid or properly accrued during that period, including debt service on the Loan (which debt service may not be paid from the interest reserve for the Loan for any period in which Excess Cash Flow is deemed to exist); and (ii) the amount required to fund any reserves established under the Budget.

“Factor” shall mean Mast Capital Partners, LLC, a Delaware limited liability company.

“First Refusal” shall mean the right of Lender to be offered any of the Pledged Shares held by the Key Personnel before it is sold to third parties. Lender shall be given ten (10) business days from the date they are notified of the proposed transaction to exercise this right of First Refusal.

“Fiscal Year” shall mean each twelve (12) month period which ends on December 31.

“Fiscal Quarter” shall mean the three (3) months period which ends on the last days of the months of March, June, September and December of each year.

“Florida” shall the State of Florida and its political subdivisions, municipalities, agencies or instrumentalities.

“Funded Debt” shall mean all Indebtedness other than (i) accounts payable and accrued expenses arising in the ordinary course of business of Borrower and (ii) Charges.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” shall mean any governmental authority including, without limitation, the State of Florida, the United States, and any state, municipal or county authority (domestic or foreign), having jurisdiction over the Borrower or the transactions contemplated in this Agreement.

“Indebtedness” shall mean all of the Borrower’s obligations and liabilities to any Person, including, without limitation, all debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now or from time to time hereafter owing, due and payable, however evidenced, created, incurred, acquired or owing, and however arising, whether under written or oral agreement, by operation of law, or otherwise. Unless otherwise specified, Indebtedness includes, without limiting the generality of the foregoing definition, (a) the Obligations (b) obligations and liabilities of any Person secured by a lien, claim, encumbrance, or security interest upon property owned by Borrower even though Borrower has not assumed or become liable for the payment thereof; (c) obligations or liabilities created or arising under any lease of real or personal property, or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower even though the rights and remedies of the lessor the Lender thereunder are limited to repossession of such property; and (d) all Charges.

“Interest Rate” means 12% per annum, computed on the amount of the $2,100,000 Loan outstanding from time to time on the basis of actual number of days in a 360 day year and 8% per annum computed on the amount of the $4,000,000 Loan outstanding from time to time on the basis of actual number of days in a 360 day year.

“Internal Revenue Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Inventory” means and includes all of the Borrower’s now owned and hereafter acquired inventory, including, without limitation, all goods, merchandise and other personal property furnished under any contract of service or intended for sale or lease which are or might be used, consumed or sold in the Borrower’s and its Closely Related Companies or are or might be used in connection with the manufacturing, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, all returned or repossessed goods now, or at any time or times hereafter, in the possession or under the control of any Borrower or Lender, and all documents of title or documents representing the same.

“Key Personnel” shall mean James Dale and Agata Podedworny and Sjoerd de Jong.

“Lender” means Consilium Corporate Recovery Master Fund LLC, their successors, transferees and assigns.

“Lien” shall mean any pledge, hypothecation, assignment, factor’s lien, trust receipt, warehouse receipt, conditional sale (or other title retention agreement), installment sale, deposit arrangement, lien, claim, security interest, easement or encumbrance, guaranty or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any finance lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Commercial Transactions Act or comparable law of any jurisdiction).

“Limited Guaranty” shall mean collectively: (i) the Guaranty executed by Alibi NYC, LLC, Alchemy International LLC, and Panache, LLC, in which they guaranty the Loans but their guaranty is limited to their interest in Trademarks, and (ii) the unlimited guaranty provided by Panache Distillery on the $4,000,000 Loan and the $2,100,000 Loan.

“Loan Documents” means collectively this Agreement, the Notes, the Mortgage, the Ancillary Agreements, and any and all agreements and documentation and any modifications to the same as of even date whereby or whereunder the lien on the Collateral is constituted, perfected and/or delivered to Lender pursuant to the Agreement.

“Loan(s)” shall collectively mean the $2,100,000 Loan and the $4,000,000 Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, direct actual damages or losses, costs, expenses, fines, penalties, fees, charges, judgments, awards, and amounts paid in settlement of whatever kind or nature (including, but not limited to, reasonable attorneys’ fees and out-of-pocket costs).

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Borrower and/or Guarantor; (ii) the ability of the Borrower to perform its Obligations in accordance with the terms of any Loan Document or of any other party to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of the Lender’s Liens.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

“Note(s)” means a $2,100,000 Note for $2,100,000 dated as of December 21, 2012 and a $4,000,000 Note of $4,000,000 dated as of May ___, 2013 as the context may require, and any renewals, modifications, replacements, substitutions or extensions thereof made, executed, and delivered by Borrower pursuant to this Agreement.

“Obligation(s)” shall mean all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by the Borrower, arising from, by virtue of, or pursuant to the Loan Documents or any other obligation of Borrower to the Lender, including, without limitation, together with all interest accruing thereon and reasonable costs, expenses and attorneys’ fees incurred in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, liquidated, unliquidated, joint, several or joint and several or were, prior to acquisition thereof by Lender, owed to some other Person, arising from, by virtue of or pursuant to the Loan Documents or any other obligation of Borrower to the Lender.

“Panache Distillery” shall mean Panache Distillery, LLC, a Florida limited liability company.

“Permits” shall mean, collectively, all authorizations, endorsements, consents, approvals, permits and other action of, notices to, registrations or filings with, or licenses from Government Authorities for or in connection with the operation of Borrower’s business and Panache Distillery, LLC’s business including, but not limited to, those specified on Schedule 2.1 hereto.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other legally recognized entity.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower is an “employer,” as defined in Section 3(5) of ERISA.

“Pledgors” shall mean the Key Persons who have pledged their Stock interest in Borrower pursuant to the Loan Documents.

“Production Agreements” shall mean those purchase order agreements entered into between Borrower and Domaine Select Wine Estates, Inc. (“DSWE”).

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“Property” means the real property legally described on Schedule A.

“Receivables” shall mean and include all of the Borrower’s and its Closely Related Companies present and future rights to payments for services rendered or goods sold, whether or not represented by instruments or chattel paper, and whether or not earned by performance; all of the Borrower’s now owned or hereafter acquired accounts, contract rights, chattel paper, instruments, documents, and proceeds, including, without limitation, all insurance proceeds; proceeds of any letter of credit on which such Borrower is beneficiary; and all forms of obligations whatsoever owing to the Borrower, together with all instruments and documents of title representing any of the foregoing, all rights in any goods, merchandise or Inventory that any of the foregoing may represent, all rights in any returned or repossessed goods, merchandise or Inventory, and all rights, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit, subject in certain instances to a prior pledge to the Factor given by Alibi NYC, LLC and Panache LLC and securing loans given by factor in the respective amounts of $150,000 and $250,000 which are the subject of Intercreditor Agreements.

“Register” shall have the meaning assigned in Section 9.8(c).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Reserves” shall mean reserves for doubtful accounts, returns, allowances and the like, as may be established by the Borrower or as may be required pursuant to GAAP.

“Responsible Officer” shall mean the Chairman of the Board of Directors, the Chief Financial Officer, the President, the Vice President, the Secretary, the Treasurer, the Assistant Secretary or the Assistant Treasurer of Borrower.

“Security Agreement(s)” shall mean any agreement, instrument, document or other writing executed or delivered by the Borrower and/or the Guarantor and/or other Person pursuant to the terms of this Agreement, whereby and/or whereunder a security interest under the Commercial Transactions Act, or any other law therein specified, is constituted in favor of and/or delivered to the Lender, as collateral agent for the benefit of the Lender, upon the rights and/or instruments and/or assets therein also specified, as security for the Loan.

“Senior Management” shall mean the Key Personnel as well as Michael Romer and Eugene Didenko.

“Significant Transaction” shall mean (i) any transaction which Borrower and/or its Closely Related Companies enter into that values in the aggregate Borrower’s business and any of its respective equity interests in its subsidiaries at a composite enterprise value equal to or greater than $30,000,000 as determined by Lender in its sole discretion (absent manifest error). In said event Borrower at Lender’s option shall repay the Loan within 15 business days following consummation of said transaction, if said transaction results in the Borrower receiving cash proceeds of at least $20,000,000; (ii) any transaction which involves a sale by Wodka of one or more of its trademarks which results in a valuation of said company of at least $30,000,000 and a distribution to its members in any twelve (12) month period of at least $15,000,000

“Solvent” means, as to any Person, that (a) the fair value and present fair saleable value of such Person’s assets is in excess of the total amount of such Person’s stated liabilities; (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s probable liability on such Person’s Indebtedness as such Indebtedness becomes absolute and mature; (c) such Person does not have unreasonably small capital to carry on the business in which such Person is engaged and all businesses in which such Person is about to engage; and (d) such Person has not incurred Indebtedness beyond such Person’s ability to pay such Indebtedness as it matures.

“State” means the State of Florida.

“Stock” shall mean all shares, membership interest, options, warrants, interests, participations or other equivalents (regardless of how designated) of a corporation, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3(a)11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Stockholders’ Tax Liability” means with respect to any given year the income tax liability of Borrower’s Members directly resulting from allocations of Borrower’s net taxable income to such Members under the Internal Revenue Code.

“Subsidiary” (if any, whether now existing or coming to exist) shall mean, with respect to any Person, any limited liability company or entity of which an aggregate of more than fifty percent (50%) of the outstanding membership interest or equity having ordinary voting power to elect the Managing Member(s) (or Persons performing similar functions), of such entity or is at the time, directly or indirectly owned legally or beneficially by such Person, by one or more Subsidiaries of such Person, or by a general or limited partnership of which such Person or any of its Subsidiaries is a general partner.

“Trademarks” shall mean any proprietary trade-names, trademarks, applications and any proceeds of infringement suits.

“United States of America” shall mean, when used in a geographical sense, all the States of the United States of America, the District of Columbia, U.S. Virgin Islands, Guam and Puerto Rico.

“Wodka Loan” means a $1,400,000 loan given by Lender to Wodka, LLC a New York Limited Liability Company evidenced by a Note and a Loan Agreement dated February 14, 2013.

“Wodka” shall mean Wodka, LLC, a New York Limited Liability Company.

2.2 Accounting Terms and Determination. As used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, unless the context otherwise requires, accounting terms not otherwise defined or only partly defined herein (to the extent not defined) shall be construed, calculations hereunder shall be made and financial data required hereunder shall be prepared, both as to classification of items and as to amounts, combined in accordance with GAAP, as consistently applied and maintained by Borrower.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and make the Loan, the Borrower makes the following representations and warranties to Lender, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement and shall survive its execution and delivery:

3.1 Existence; Compliance with Law.

(a) Borrower and Panache Distillery (i) are both duly organized, validly existing and in good standing entities under the laws of the State of Florida; (ii) each has the power and authority and the legal right to own and operate its property, to lease the property it operates under lease and to conduct the businesses in which it is currently engaged; and (iii) each is duly qualified and in good standing under each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the business of the Borrower.

(b) Borrower and Panache Distillery are in compliance with all laws, rules and regulations applicable to them.

3.2 Power and Authority; Enforceability.

(a) Borrower has full power, authority and legal right to execute, deliver and perform each of the Loan Documents and to borrow hereunder.

(b) Borrower has taken all necessary actions to authorize the execution, delivery and performance by it of the Loan Documents and to authorize the Loans hereunder.

(c) The Loan Documents have been duly executed and delivered on behalf of the Borrower and all parties thereto.

(d) The Loan Documents constitute the legal, valid and binding obligation of the Borrower and all parties thereto, enforceable against the Borrower and all parties thereto in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

(e) Except for the pertinent filings with Florida and New York Secured Transaction Registries, no consent of any other Person and no consent, license, approval or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority, bureau or agency, is required in connection with the execution, delivery or performance or the validity or enforceability of the Loan Documents.

3.3 No Legal Bar. The execution, delivery and performance by the Borrower and its subsidiaries and the Key Personnel of each of the Loan Documents to which the Borrower and its subsidiaries and Key Personnel are a party do not and will not violate, in any material respect, any provision of any existing law, rule or regulation or any order, judgment, award or decree of any court, arbitrator or Governmental Authority, bureau or agency, or of the charter or operating agreement of, or any security issued by the Borrower, indenture, lease, contract or other agreement or undertaking to which the Borrower, its subsidiaries and the Key Personnel is a party or by which any of its properties or assets may be bound; and will not result in the creation or imposition of any lien on any of its properties or assets pursuant to the provisions of any such, indenture, lease, contract or other agreement or undertaking other than in favor of Lender pursuant to the Loan Documents.

3.4 No Litigation. Except as set forth in Schedule 3.4, no uninsured litigation or other proceeding of or before any court, arbitrator or Governmental Authority is currently pending nor, to the knowledge of the Borrower, is any litigation or other proceeding threatened against the Borrower or against any of its properties, assets or revenues, and no investigation of or before any court, arbitrator or Governmental Authority is pending or threatened (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which, if adversely determined, would have a Material Adverse Effect.

3.5 No Default. The Borrower is not in default in any material respect in the payment or performance of any of its obligations or in the performance of any mortgage, indenture, lease, contract or other agreement or undertaking to which it is a party or by which it or any of its properties or assets may be bound, and to Borrower’s knowledge, no Default or Event of Default has occurred and is continuing. The Borrower is not in default in any material respect under any order, award or decree of any court, arbitrator or Governmental Authority binding upon or affecting it or by which any of its properties or assets may be bound or affected, and no such order, award or decree would materially and adversely affect the ability of the Borrower to carry on its business as presently conducted or the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents to which it is a party.

3.6 No Burdensome Restrictions. The Borrower is not a party to nor bound by any contract, agreement or instrument or subject to any operating agreement, charter or by-law restriction materially and adversely affecting the businesses, operations, properties, assets or financial or other condition of the Borrower.

3.7 Taxes. The Borrower has filed all tax returns which are required to be filed, and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property or assets and all other taxes, fees or other charges imposed on it or any of its property or assets by any Governmental Authority (other than those, the amount or validity of which, is currently being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). The foregoing being said, Lender is aware of an approximately $76,000 past due Federal Excise Tax, which shall be exempted hereunder.

3.8 Use of the Proceeds. The Loans will be used promptly and exclusively as stated in the preamble of this Agreement.

3.9 Financial Statements. The inception financial statements of Borrower dated as of December 31, 2012, which are filed with the Borrowers Form 10-K (the “Financial Statements”) are complete and correct in all material respects and fairly present the financial condition of the Borrower as at such date all in accordance with GAAP consistently applied except that notes to the financial statements are not provided. To Borrower’s knowledge, there are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the Financial Statements or in the notes thereto. No financial information, exhibit, or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

3.10 No Material Adverse Effect. Since the date of the Financial Statements, there has occurred no event having or that could have a Material Adverse Effect, with the exception of those matters disclosed in other schedules.

3.11 Inventory and Receivables.

(a) Borrower agrees, represents and warrants that each Receivable will be owned by the Borrower, free and clear of any Liens, claims or encumbrances other than those in favor of the Lender for the ratable benefit of the Lender and the Factor, and will cover a bona fide sale of goods usually dealt in by the Borrower or the rendition by the Borrower of services to customers in the ordinary course of business, and will be for a liquidated amount maturing as stated in the schedules thereof and in the invoice or contract covering said sale, and the Lender’s Lien therein will not be subject to any other Lien or to any offset, deduction, counterclaim or other similar condition.

(b) Borrower agrees, represents and warrants that all Inventory is and will be owned by the Borrower free of all Liens, claims or encumbrances other than those in favor of the Lender, for the ratable benefit of the Lender, and shall be kept by the Borrower at its places of business (e.g. warehouses) consistent with past practice for the purpose of sale in the ordinary course of its business, and that the Borrower shall not remove the Inventory therefrom, except for the purpose of (i) sale in the ordinary course of its business (ii) delivery without charge in connection with promotions and marketing programs in the ordinary course of its business and (iii) disposal or return to supplier of obsolete and unmerchantable Inventory. Except for (i) sales of Inventory made in the ordinary course of its business, (ii) delivery of Inventory without charge in connection with promotions and marketing programs in the ordinary course of its business and (iii) disposal or return to supplier of obsolete or unmerchantable Inventory, the Borrower shall not sell, encumber or dispose of or permit the sale, encumbrance or disposal of Inventory.

3.12 Full Disclosure. Neither the financial statements referred to in Section 3.9, nor any of the Loan Documents or any certificate or written statement furnished by the Borrower to Lender or any of the Lender in connection with the Loan Documents contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein and herein not misleading as of the date hereof in light of the circumstances in which they were given. There is no fact known to the Borrower which the Borrower has not disclosed to Lender in writing prior to the date of this Agreement, with respect to the transactions contemplated by the Loan Documents, which would have a Material Adverse Effect.

3.13 Labor Matters. There are no strikes or, to Borrower's knowledge, there are no other labor disputes or grievances against Borrower pending or threatened which would have a Material Adverse Effect. To Borrower’s knowledge, hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, which would have a Material Adverse Effect. There are no unfair labor practice charges, representation petitions, or grievances pending or in process or, to the knowledge of the Borrower, threatened by or on behalf of any employee or group of employees of Borrower which could have a Material Adverse Effect. As of the date hereof, there are no written complaints received by the Borrower or, to the knowledge of the Borrower, threatened, or with respect to unresolved complaints, on file, with any federal, State, or local court or government agency alleging employment discrimination, wrongful discharge, or other unlawful employment practice by Borrower. All payments due from Borrower on account of employee health and welfare insurance which would have a Material Adverse Effect if not paid have been paid.

3.14 Ownership of Property; Liens. The Borrower has good and marketable title to all its properties and assets, and the properties, assets, income and profits of the Borrower are free from Liens other than as disclosed in the Financial Statements, except to the extent that the Wodka has taken a loan from Lender, after the date of the financial statements, and that has placed a lien on the assets of Wodka which Borrower owns 65.5% of..

3.15 Acts of God. Neither the business nor the properties of the Borrower is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of any public enemy, terrorist activity, civil unrest or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower.

3.16 Operation of Business. Borrower possesses all material, licenses, Permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower, to Borrower’s knowledge, is not in violation of any valid rights of others with respect to any of the foregoing which could have a Material Adverse Effect.

3.17 Options, Warrants, Rights. Borrower has no outstanding rights, options, warrants or agreements, and has not granted rights of first refusal, pursuant to which it may be required to issue or sell any Stock or other equity in Borrower, other than those listed in Schedule 3.17.

3.18 Employment and Labor Agreements. There are no additional collective bargaining agreements or other labor agreements covering any employees of Borrower.

3.19 Absence of Certain Agreements. Borrower has not entered into any agreement for (i) the merger or consolidation of Borrower into any other Person nor (ii) the sale or other disposition of a material portion of any of its assets nor (iii) the acquisition of any other Person or business.

3.20 Ownership. As of the date hereof, the Key Personnel mentioned on Schedule 3.20 attached hereto and made part hereof, hold and/or control, directly or indirectly, the unrestricted right to vote 17,900,000 shares of stock in Borrower representing 68% of the entire outstanding voting Stock of Borrower and each such Person is the owner of the percentage of the voting Stock of the Borrower set forth therein. The Key Personnel acknowledge that they have received good and valuable consideration in connection with the Loan and in consideration of the same, the Key Personnel have pledged 100% of their respective ownership interest in the Borrower to the Lender and will not without Lender’s express written approval (exercisable in its sole and absolute discretion sell, transfer, assign, pledge or hypothecate any of the stock interest owned by it in Borrower to a third party. The Pledged Shares will be physically held in escrow by Lender with fully issued stock powers. A security agreement will give the Lender the power to vote the Pledged Shares as and when it elects in its sole discretion in the event of a declared Default under the Loan. Notwithstanding the foregoing, provided the Loan is current in all material respects, then in such event up to an aggregate of 1,000,000 shares of the Pledged Shares will be released by Lender from the pledge in the event any of the Key Personnel sells up to 1,000,000 of said shares in an “arms length” transaction to an unrelated bona fide purchaser, provided further, any such sale shall be subject to a right of First Refusal in Lender.

3.21 Other Ventures; Borrower’s Business. Borrower is not engaged in any joint venture or partnership with any other Person other than those required for its normal course of business.

3.22 Brokers. No broker or finder acting on behalf of the Borrower brought about the obtaining, making or closing of the Loan and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.23 ERISA. If applicable, Borrower is compliant in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee for, nor has Borrower completely or partially withdrawn from, a Multiemployer Plan; Borrower has met its minimum funding requirements under ERISA with respect to all of its Plans, and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and Borrower has not incurred any liability to the PBGC under ERISA.

3.24 Compliance. Borrower’s business, operations, assets, equipment, or other facilities are in material compliance with the provisions, as now in effect, of all applicable federal, state and local health and safety laws, codes and ordinances, and all applicable rules and regulations promulgated thereunder.

Borrower has been issued and will use its best efforts to maintain all required federal, State and local permits, licenses, certificates and approvals, which under existing laws are required, relating to (i) air emissions, (ii) to conduct its business as then conducted.

Borrower has received no notice of, and neither knows of nor suspects facts which might constitute any current material violations of any Federal, State or local health or safety laws, codes or ordinances and any rules or regulations promulgated thereunder with respect to its business, operations, assets, equipment, property, or other facilities which would cause a Material Adverse Effect.

Borrower will cause the Distillery and all obligations thereon to be in material compliance with all provisions, as now in effect, of all applicable federal, state and local health and safety laws, codes and ordinances, and all applicable rules and regulations promulgated thereunder.

3.25 Margin Regulations. Borrower does not own any “margin security”, as that term is defined in Regulations of the Board and the proceeds of the Loan will be used only for the purpose contemplated hereunder. The proceeds of the Loans will not be used, directly or indirectly, for the purpose of purchasing or carrying any such margin security, for the purpose of reducing or retiring any indebtedness which are originally incurred to purchase or carry any margin security or for any other purpose which might cause the Loans under this Agreement to be considered a “purpose credit” within the meaning of Regulations of the Board. The Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Board.

3.26 Investment Company Act, etc. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor a company “controlled” (within the meaning of such Act) by such an “investment company”. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or to any Federal, or state statute or regulation limiting its ability to incur indebtedness for money borrowed. Borrower is a publicly traded company and to its knowledge is in full compliance with all regulations of the Security Exchange Commission.

3.27 Solvency. The Borrower is, and after giving effect to the transactions contemplated by this Agreement, and the other Loan Documents will be, Solvent. Borrower has not (a) entered into the transaction contemplated by this Agreement or executed the Notes, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) failed to receive reasonably equivalent value in exchange for its obligations under such Loan Documents. The Borrower does not intend to, and Borrower does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond such Borrower’s ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of the obligations of Borrower. No petition in bankruptcy has been filed against any Borrower or any of such Borrower’s constituent Persons, and neither Borrower nor any of such Borrower’s constituent Persons has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. The Borrower nor any of such Borrower’s constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any Borrower’s assets or properties, and no Borrower has any knowledge of any Person contemplating the filing of any petition against such Borrower or any of such Borrower’s constituent Persons.

3.28 Closely Held Affiliates:

(a) Ownership. Borrower owns: (aa) 100% of the membership interest in Panache LLC, a New York limited liability company; (bb) 100% of the membership interest in Alibi NYC, LLC, a New York limited liability company; and (cc) 100% of the membership interest in Panache Distillery, LLC, a Florida limited liability company. Key Personnel own 100% of interest in Panache USA, LLC which entity owns 77% of interest in Alchemy International, LLC and 65.5% of the membership interest in Wodka

(b) Borrower, during the term of the Loan, will not pledge, hypothecate, transfer or assign or grant options / warrants to any interest which it owns and holds in the Closely Related Companies without the express written consent of Lender which may be withheld or granted in its sole and absolute discretion.

(c) Borrower will not sell, transfer, assign or pledge any of the tangible and intangible assets of the Closely Related Companies without the express written consent of Lender which may be not be unreasonably withheld as long as it involves the continuation of existing factoring loans. but otherwise at Lender`s sole discretion

3.29 Full Disclosure. Neither the Financial Statements referred to in Section 3.9, nor any of the Loan Documents, or any certificate or written statement furnished by the Borrower to Lender in connection with the Loan Documents contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein and herein not misleading in any material respect as of the date hereof. There is no material fact known to the Borrower which the Borrower has not disclosed to Lender in writing prior to the date of this Agreement, with respect to the Acquisition and/or the transactions contemplated by the Loan Documents, which would have a Material Adverse Effect.

3.30 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or the Key Personnel constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 ct seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrowers, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law ("Embargoed Person"); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower or the Closely Related Companies, as applicable, with the result that the investment in Borrowers or the Closely Related Companies, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) to the best knowledge of each Borrower, none of the funds of any Borrower or the Key Personnel, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or the Closely Related Companies, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. Borrower covenants and agrees that in the event any Borrower receives any written notice that Borrower or the Key Personnel (or any of their respective beneficial owners, affiliates or participants) or any Person that has an ownership interest in any Borrower or any of the Closely Related Companies is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender's option, it shall be, an Event of Default hereunder if Borrower, or any other party to the Loan is designated as an Embargoed Person.

3.31 Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the "Patriot Act") are incorporated into this Section. Borrower hereby represents and warrants that such Borrower and Key Personnel and each and every Person affiliated with such Borrower and its Closely Related Companies or that to such Borrower's knowledge has an economic interest in such Borrower, or, to such Borrower's knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in such Borrower's assets or will participate, in any manner whatsoever, in the Loan, is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender's review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event a Borrower receives any notice that Borrower or any Key Personnel (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in any Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender's option, it shall be an Event of Default hereunder if Borrower, or any Key Personnel, or any other party to the Loan is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

3.32 No Transfer. Borrower and the Key Personnel covenant that they will not transfer, assign, hypothecate or pledge any interest that they currently own and hold in the Closely Related Companies as long as the Loan is outstanding, except that they may offer in the aggregate to sell / transfer up to 1,000,000 shares (excluding shares in Panache Distillery, LLC) but only if they provide a ten day right of First Refusal to Lender. The managing members of Borrower are the Key Personnel and own a controlling interest in the managing member of the Closely Related Companies.

ARTICLE 4
AMOUNT AND TERMS OF LOAN

4.1 General Conditions to the Loans.

(a) Method and Time of Payment. All payments of principal of and interest under the Note and any other amounts due hereunder shall be made by the Borrower in United States dollars to the Lender, for the respective accounts of the Lender, in immediately available funds at the Lender’s office located at 3101 N. Federal Highway, Suite 502, Fort Lauderdale, FL 33306, or at such other address as Lender may from time to time designate to the Borrower in writing, not later than 2:00 P.M. (Eastern Standard Time) on the date when due. Funds received after such time of day shall be deemed to have been received by Lender on the next succeeding Business Day, unless such funds are wired in to the bank account of Lender and are credited on the date due.

(b) Payment on Non-Business Days. Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

(d) Payments; Taxes. All payments to be made hereunder and under the Note and any other documents by Borrower shall be made without setoff, counterclaim or other defense. All such payments shall be made free and clear of and without deduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, Charges, fees, deductions or withholdings, now imposed, levied, collected, withheld or assessed by any Governmental Authority (other than taxes levies, imposts, duties, charges, fees, deductions or withholdings imposed on Lender or its income) (collectively, “Taxes”). .

(e) Default Interest Rate. All Obligations of Borrower to Lender during the existence of a Default, shall bear interest for each day that such Default continues at a per annum rate equal to the Default Interest Rate.

(f) Late Charge Fee. Borrower shall pay the Lender a late charge fee equal to five percent (5%) of any monthly installment of principal, interest and/or fees and expenses not received by the Lender within ten (10) days of their respective due date. This fee shall be in addition to the application of the Default Interest Rate. Notwithstanding the foregoing, if Borrower has authorized Lender to direct debit Borrower’s account for monthly scheduled principal and interest due under this Agreement, provided there are sufficient funds in said account, any failure of Lender to timely make such debit shall not subject Borrower to either late charge fees hereunder or Default Interest Rate.

(g) Prepayment and Prepayment Premiums. Provided that Borrower notifies Lender with five (5) business days’ prior written notice and a Default or an Event of Default hereunder is not continuing, Borrower may prepay the Loan, in whole or in part, with interest accrued to such date of prepayment on the amount prepaid. All partial prepayments shall be made together with accrued interest, penalties and fees.

(h) Cross Default and Cross Collateralization. The $2,100,000 Loan and the $4,000,000 Loan are deemed cross-defaulted and cross collateralized, so that the collateral for one shall serve as collateral for both and a default under either Loan shall default both loans. The Wodka Loan is independent of the $2,100,000 Loan and the $4,000,000 Loan.

4.2 The $2,100,000 Loan.

(a) The Loan. Subject to the terms and conditions hereof, and relying on the representations, covenants, and warranties of Borrower contained herein, Lender agrees to make a one time loan advance to the Borrower on the date of this Agreement in the aggregate sum of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000).

(b) The $2,100,000 Note. The $2,100,000 Loan shall be evidenced by and paid in accordance with the promissory note of Borrower to Lender.

(c) Interest. The Loan shall bear interest at the Base Interest Rate. Interest on the $2,100,000 Loan shall be computed on the basis of a year of three hundred sixty (360) days and for the number of actual days elapsed and shall be payable on the first day of each month.

(d) Maturity. The Loans shall be repaid in total on December 21, 2015 or earlier upon the occurrence of a Significant Event.

(e) Initial Draw. At time of the Loan Closing, Lender will fund to Borrower`s attorney the agreed upon initial draw ( less closing costs) and will use said proceeds to pay those items described on Schedule 4.2(d).

(f) Escrow Agent. The entire proceeds of the Loan will be disbursed in total to the Escrow Agent and pursuant to the Escrow Agreement appended hereto as Schedule 4.2(e) and the proceeds of said Loan will be held in a segregated account (the “Escrow Account”) and commence bearing interest upon funding. Provided Borrower is in compliance with 5.2 below, the Escrow Agent will deposit the proceeds of the Loan in an Eligible Institution. The Eligible Institution shall hold said monies in a segregated account (the “Escrow Account”) with interest accruing for the benefit of Borrower, and titled in the Borrowers name. The Escrow Agent shall disburse the proceeds of the Loan to Borrower in quarterly installments pursuant to draws which are pre-approved by Lender, which draws are to be made pursuant to the Budget.

(g) Eligible Institution. Borrower will select the Eligible Institution in which funds will be deposited, subject to Lender’s reasonable approval. Borrower shall further select how said funds are to be invested by said Eligible Institution subject to reasonable approval by Lender, provided any investment will be held in high quantity short term paper not to exceed 90 days to maturity with a Standard and Poor rating or A-1 / P-1 or the equivalent thereof. All risk of loss shall be solely on Borrower.

4.3 The $4,000,000 Loan.

(a) The Loan. Subject to the terms and conditions hereof, and relying on the representations, covenants, and warranties of Borrower contained herein, Lender agrees to make a one time loan advance to the Borrower on the date of this Agreement in the aggregate sum of FOUR MILLION DOLLARS ($4,000,000.00).

(b) The $4,000,000 Note. The $4,000,000 Loan shall be evidenced by and paid in accordance with the promissory note of Borrower to Lender.

(c) Interest. The Loan shall bear interest at the Base Interest Rate. Interest on the $4,000,000 Loan shall be computed on the basis of a year of three hundred sixty (360) days and for the number of actual days elapsed and shall be payable quarterly on the last day of each calendar quarter, provided, however, interest from the date of the execution of the $4,000,000 Note through December 31, 2013 shall be capitalized and added to principal. Accordingly, the first payment will be March 31, 2014.

(d) Maturity. The Loan shall be repaid in total on May ___, 2016 or earlier upon the occurrence of a Significant Event.

(e) Initial Draws. In addition to any closing costs, Lender will fund the purchase money deposits under the Distillery Contract at the time and in the amounts set forth therein and any other amounts as agreed upon by Borrower and Lender pursuant to a mutually agreed upon draw schedule, or otherwise agreed upon by Borrower and Lender..

(f) Escrow Agent. At the Closing of the Distillery Purchase Contract, the balance of the proceeds of the Loan will be disbursed in total to the Escrow Agent and pursuant to the Escrow Agreement appended hereto as Schedule 4.3(e) and said proceeds will be held in a segregated Escrow Account and commence bearing interest upon funding. Provided Borrower is in compliance with 5.2 below, the Escrow Agent will use a portion of said proceeds to acquire the assets under the Distillery Purchase Contract and the balance will be deposited in an Eligible Institution. The Eligible Institution shall hold said monies in an Escrow Account with interest accruing for the benefit of Borrower, and titled in the Borrowers name. The Escrow Agent shall disburse said proceeds of the Loan to Borrower in order to renovate the Property pursuant to draws which are pre-approved by Lender, which draws are to be made pursuant to the Budget.

(g) Closing of Distillery Purchase Contract. Notwithstanding anything contained herein to the contrary, and in addition to all default provisions set forth herein, and in the Loan Documents, in the event Panache Distillery elects to cancel the Distillery Purchase Contract, the deposits under said Contract and all accrued and unpaid interest thereon shall be immediately paid to Escrow Account.

ARTICLE 5
CONDITIONS PRECEDENT

5.1 Condition Precedent to the $2,100,000 Loan. The obligation of Lender to make the $2,100,000 Loan to Borrower is subject to the condition precedent have been met in that Lender has received each of the following, in form and substance satisfactory to Lender and its counsel:

(1) Note. The $2,100,000 Note, duly executed by the Borrower to the order of the Lender;

(2) The Loan Documents and the Collateral. The Loan Documents and the Collateral as described in Exhibit A, duly executed;

(3) Evidence of all company action by Borrower and other parties. Certified (as of the date of this Agreement) copies of all company action taken by Borrower and the other parties to the Loan Documents, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

(4) Insurance Policies. Insurance policies required in this Agreement, issued by companies, in form, in amounts and with coverages satisfactory to Lender;

(5) Organizational Charter. Copies of the organizational documents of Borrower and Closely Related Companies, and any and all amendments thereto;

(6) Good Standing Certificate. A certificate of good standing of the Borrower issued by the Department of State of Florida;

(7) Officer Certificates. A certificate signed by a Responsible Officer of Borrower and such other officers as may be required by Lender, dated the date of this Agreement or thereafter, certifying that all representations and warranties herein are true, accurate, and complete; that all conditions precedent to the making of the Loan have been satisfied; that no Default, and no event, which with notice or the running of time or both, would constitute such an Event of Default, exists or is threatened;

(8) Assignment. Panache Distillery herein and hereby assigns to Lender all its right, title and interest in and to the Distillery Contract (including all good faith deposits posted thereunder) and Lender and Borrower agree that up to $250,000.00 of the proceeds of the $2,100,000 Loan may be used as a good faith deposit under the Distillery Contract, and that Lender will execute all required paperwork to adjust the previously agreed to draw schedule

(9) Permits / Trademarks. Copies of Borrower’s Permits and Trademarks.

(10) Financial Statements. Borrower’s and Closely Related Companies financial statements (including Borrower's historical and projected financial data) in form and substance acceptable to Lender;

(11) Opinion of Counsel. An acceptable opinion by Borrower’s counsel as to such matters as the Lender and its counsel may reasonably request;

(12) Additional Documentation. Such other approvals or documents as Lender may reasonably request.

5.2 Condition Precedent to the Loan. The obligation of Lender to make the $4,000,000 Loan to Borrower is subject to the condition precedent that Lender shall have received on or before the day of closing each of the following, in form and substance satisfactory to Lender and its counsel:

(1) Note. The $4,000,000.00 Note, duly executed by the Borrower to the order of the Lender;

(2) The Loan Documents and the Collateral. The Loan Documents and the Collateral as described in Exhibit A-1, duly executed;

(3) Collateral Assignment of Distillery Contract. Panache Distillery will have acquired the Distillery pursuant to the Distillery Contract.

(4) Mortgage. The Mortgage executed by Panache Distillery in recordable form as evidenced by a Title Policy issued at time of Closing with all Schedule B-1 requirements deleted, as well as no exception for the GAP, mechanic liens and parties in possession.

(5) Evidence of all company action by Borrower and other parties. Certified (as of the date of this Agreement) copies of all company action taken by Borrower and the other parties to the Loan Documents, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

(6) Insurance Policies. Insurance policies required in this Agreement, issued by companies, in form, in amounts and with coverages satisfactory to Lender;

(7) Organizational Charter. Copies of the organizational documents of Borrower and Closely Related Companies, and any and all amendments thereto;

(8) Good Standing Certificate. A certificate of good standing of the Borrower issued by the Department of State of Florida;

(9) Officer Certificates. A certificate signed by a Responsible Officer of Borrower and such other officers as may be required by Lender, dated the date of this Agreement or thereafter, certifying that all representations and warranties herein are true, accurate, and complete; that all conditions precedent to the making of the Loan have been satisfied; that no Default, and no event, which with notice or the running of time or both, would constitute such an Event of Default, exists or is threatened;

(10) Assignment. The Loan Documents for the $2,100,000 and the collateral thereafter will be amended to cross default and cross collateralize the same with the Loan Documents for the $4,000,000.00 Loan.

(11) Permits / Trademarks. Copies of Borrower’s Permits and Trademarks.

(12) Financial Statements. Borrower’s and Closely Related Companies financial statements (including Borrower's historical and projected financial data) in form and substance acceptable to Lender;

(13) Opinion of Counsel. An acceptable opinion by Borrower’s counsel as to such matters as the Lender and its counsel may reasonably request;

(14) Additional Documentation. Such other approvals or documents as Lender may reasonably request.

5.3 Condition Precedent to the Loans. The obligation of Lender to make the Loans is subject to the further conditions precedent that on the date of each draw from the established Escrow Account (i) the representations and warranties contained in this Agreement shall be true and correct as though such representations and warranties had been made on and as of such date; (ii) on such date, no Event of Default specified in this Agreement, and no condition, event or act that with the filing of notice or the lapse of time, or both, would constitute such an Event of Default, shall have occurred and be continuing, or shall exist; (iii) no Material Adverse Effect shall have occurred and be continuing and (vi) Borrower shall have provided Lender with all Loan Documents.

5.4 Disbursement- of $4,000,000.00 Loan. It is agreed that proceeds from this loan will be made available to Panache Distillery so that they may acquire fee simple title to the Distillery, all of which interest is being pledged to Lender as security for the Loan. The parties agree post closing of the Loan, to establish a budget with respect to disbursement of the proceeds of the Loan but acknowledge that it will vary if the Distillery is not acquired. A portion of the $2,100,000 Loan was used to fund the Deposits under the Distillery Contract and it shall be restored into escrow at time of closing of the Loan.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as Borrower shall be indebted to Lender under this Agreement, the Note and the other Loan Documents, or any part thereof, or otherwise, Borrower covenants with Lender that:

6.1 Company Existence. Borrower will do all things necessary to preserve and keep in full force and effect its existence, rights, and franchises.

6.2 Maintenance of Records. Borrower will keep adequate records and books of account, in which full and correct entries in all material respects will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower.

6.3 Omitted Intentionally.

6.4 Conduct of Business. Borrower will continue to engage, in an efficient and economical manner, a business of substantially the same general type as conducted by it on the date of this Agreement.

6.5 Insurance. Borrower will cause the Property to be fully insured in types and amounts required by Lender and Borrower will maintain products liability insurance coverage and officers and directors liability with responsible insurance companies against such risks as are customarily maintained by corporations and/or companies engaged in the same or a similar business and operating like properties, stating the name of each insurance company, the expiration dates of each policy and the property and risks covered thereby. In addition, Borrower shall submit to Lender, upon reasonable request by Lender, (i) evidence of payment of premiums of any and all such insurance (ii) evidence that Lender is named “additional insured,” as applicable, thereunder; (iii) evidence that such policies contain an endorsement stating that Lender shall be provided with a thirty (30) day prior written notice in the event the policy is to be cancelled, amended or not renewed; and (iv) a copy of the applicable insurance policy certified to be a true and exact copy of the original thereof.

6.6 Taxes. Borrower will duly and punctually pay and discharge all taxes of any nature or description, assessments, and all other charges levied or leviable against it, its properties, assets and its income on or before the date on which such taxes, assessments, or other charges become delinquent, or on which penalties attach or interest accrues, except to the extent that there is a Deferred Payment Plan in effect which allows the Borrower to defer a portion of federal excise tax up to a maximum amount of $76,000.00, inclusive of interest and penalties as reflected on the schedule attached as Schedule 6.6. Borrower shall submit to Lender satisfactory evidence of such payment of taxes on an annual basis, but no later than fifteen (15) days after such tax was due.

6.7 Statutory Compliance. Borrower will comply with all applicable statutes, regulations, judgments, decrees, resolutions and orders of, and all applicable material restrictions imposed by, any and all governmental entities and/or authorities, federal, State, county, municipal, judicial or administrative, applicable to the conduct of its businesses and activities, the ownership of its properties (including the Property), its licenses, permits, franchises and/or its tax exemption grants, and with the terms of the same, unless it is contesting by appropriate proceedings the validity and/or enforceability of the same with respect to itself, or where the failure to comply will not have a Material Adverse Effect.

6.8 Contractual Compliance. Borrower will pay and discharge in all material respects, all of its indebtedness, trade bills, and obligations promptly and in accordance with their terms and/or the normal and customary trade terms unless it is contesting the same by appropriate proceedings. Borrower will substantially comply with the terms and conditions of any indentures, agreements, contracts or other instruments to which it is a party or which may affect its assets or properties, except if any such lack of compliance will not have a Material Adverse Effect.

6.9 Full Compliance. Borrower will comply with each and all of the terms of any indenture, credit or loan agreement, mortgage or other instrument to which Borrower may be bound or by which the property of Borrower may be affected, except where any such lack of compliance will not have a Material Adverse Effect.

6.10 Right of Inspection. Upon prior reasonable written request, from time to time, Borrower will permit Lender or any representative thereof to examine during normal administrative business hours and make copies of and abstracts from the records and books of account of Borrower (including, but not limited to, its tax returns), to visit the properties of Borrower, and to discuss the affairs, finances, and accounts of the Borrower with any of their authorized designees and the Borrower's independent accountants.

6.11 Reporting Requirements. Furnish to Lender:

(A) Annual Financial Statements. Borrower will deliver to Lender, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower, audited balance sheet of Borrower and its Closely Related Companies as of the end of such Fiscal Year and statement of income and retained earnings of Borrower and its Closely Related Companies for such Fiscal Year, and statements of cash flow of Borrower and its Closely Related Companies for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP consistently applied and as to the individual statements accompanied by an opinion thereon acceptable to Lender issued by independent certified accountants selected by the Borrower and reasonably acceptable to Lender. Lender agrees to accept reports filed with the Borrowers 10-K as audited to satisfy this requirement.

(B) Quarterly Operating Reports. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, deliver Borrower’s and quarterly operating reports, individually and on a combined basis, consisting of a Balance Sheet, an Income Statement, Statement of Cash Flow and operational statistics, all in reasonable detail and prepared in accordance with GAAP consistently applied prepared by Borrower’s and Guarantor’s management and in form and substance acceptable to the Lender;

(C) Accounts Receivable and Inventory Report. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, the Borrower shall provide to Lender a summary report of Inventory and Accounts Receivable in form and substance acceptable to Lender and upon request shall make available to the Lender at Borrower’s offices for examination during regular business hours and upon reasonable prior notice: (i) a detailed aging report and schedules describing all Receivables created, acquired or entered into by the Borrower (including the name and address of each account debtor if not previously delivered to the Lender) during the immediately preceding quarter, and (ii) a detailed schedule of its Inventory showing the value thereof (calculated at the lower of market value and average cost), in form and substance satisfactory to the Lender.

(D) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower and/or Guarantor made by such accountants;

(E) Certificate of No Default. Within forty-five (45) days after the end of each fiscal quarter, a certificate by a Responsible Officer of Borrower under this Loan Agreement certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event or Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and the expected period to achieve a favorable cure of the same;

(F) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in which a claim affecting the Borrower is made which, if determined adversely to the Borrower could have a Material Adverse Effect on the financial condition, properties, or operations of the Borrower.

(G) Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after having knowledge of the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

(H) ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrowers further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) no Borrower is an "employee benefit plan" as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) no Borrower is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in each Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B) Less than 25 percent of each outstanding class of equity interests in each Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R.§ 2510.3 1010(2), as modified by § 3(42) of ERISA, disregarding the value of any equity interests in any Borrower held by (I) a Person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of such Borrower, (11) any Person who provides investment advice for a fee (direct or indirect) with respect to the assets of such Borrower, or (1I1) any affiliate of a Person described in the immediately preceding clause (1) or (II);

(C) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940; or

(D) The assets of any Borrower are not otherwise "plan assets" of one or more "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. § 2510.3-101.

(I) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower as Lender may from time to time reasonably request.

(J) Tax Returns. As soon as possible, and in any event within thirty (30) days after filing the Borrower shall provide Lender with a copy of its tax returns, amendments to tax returns and any extension of time to file with respect thereof.

6.12 Operational and Escrow Account.

(a) The Borrower will continue to maintain its main operating bank accounts with Bank of America, account number 48309573837 (the “Operating Account”) and may thereafter change to a different institution with the consent of Lender not to be unreasonably withheld. Borrower shall deposit in said Operating Account all income from the operation of Borrower. The cost for servicing such accounts shall be paid by Borrower through fees or compensating balances.

(b) The Escrow Agreement and Operating Account will be pledged to Lender as additional security for the Loan.

(c) Upon the occurrence of any Material Event of Default until such time such Default is cured, said Operating Account and Escrow Account shall be under the sole dominion and control of Lender, for the benefit of the Lender, and neither Borrower nor any other Person, through or under Borrower, shall have any control over the use of, or any right to withdraw any amount from, such Operational Account and Escrow Account. Furthermore, such Operational Account and Escrow Account shall constitute collateral security for Borrower’s present or future obligations to the Lender under this Agreement and the other Loan Documents, and Borrower hereby grants to Lender a present and continuing security interest in (a) said Operational Account and Escrow Account, (b) all contract rights, claims and privileges of the Borrower in respect of the Operational Account and Escrow Account, and (c) all cash, checks, money orders and other items of value of Borrower now or hereafter paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise in the possession of, under the control of, or in transit to, Lender or any agent, bailee or custodian thereof, and all proceeds of the foregoing.

6.13 Mandatory Prepayments.

Immediately upon receipt by Borrower of proceeds (net of Charges) of any total or partial disposition of the tangible and intangible assets of Borrower (other that the sale of Inventory in the ordinary course of business) or in the event of a Significant Transaction, Borrower shall at Lender’s option prepay the Loan in an amount equal to all such proceeds, not to exceed the amount of the Loan then due.

6.14 Business Plan, Budget and Disbursement Schedule.

(a) Borrower shall prepare and submit a proposed annual operating budget, and annual business plan for both loans (which Business Plan will contain a proposed disbursement schedule of monies in the Escrow Account) to Lender, which proposed annual operating budget and business plan shall be submitted to the Lender on or before October 15 of each calendar year and shall apply to the twelve (12) month period beginning on January 1 of the next Fiscal Year. Each proposed operating budget shall include projections, in reasonable detail of Borrower receipts, required expenditures and projected capital expenditures for the period covered thereby. Each proposed operating budget for each Fiscal Year shall be reviewed, modified (if necessary), and, if acceptable to Lender in its discretion, such approval not to be unreasonably withheld, approved by Lender within fifteen (15) days after receipt by Lender (any approved operating budget, including any approved modification of any such budget, is herein called a “Budget”). No amendment shall be made to any Budget without the approval of Lender. Until final Approval of a proposed operating budget has been given, Borrower shall, to the extent practical, operate pursuant to the Budget for the previous Fiscal Year. The Budget for the calendar year 2013 is appended hereto as Schedule 6.14(a) and 6.14(b).

(b) Borrower shall review the Business Plan and Budget on a quarterly basis and shall submit any recommended changes thereto to Lender fifteen (15) days after each quarter meeting for review and consideration, and the Borrower shall operate under the previously- approved Business Plan until a new or revised business plan and budget is approved by Lender and becomes the "Business Plan" and approved Budget. Only one “Business Plan and Budget" shall be in effect at any given time. Without limitation, each Business Plan and Budget shall include the following items, as appropriate

(i) a narrative description of any activity proposed to be undertaken;

(ii) a projected annual income statement (on an accrual basis);

(iii) a schedule of projected cash flow and projected net operating income for such fiscal quarter, including, without limitation, itemized operating revenues and project expenses and a schedule (on a cash basis) of projected operating deficits, if any;

(v) a description of the proposed investment of any funds of the Borrower which will be available for investment;

(vi) a description, including the identity of the recipient and the amount and purpose, of all fees and other payments proposed or expected to be paid for professional services and, if a fee or payment exceeds $2,500.00, for other services rendered to the Borrower by third parties, except to the extent on an Approved Budget; and

(viii) a detailed description of any other material matter affecting the business of the Borrower.

(c) For purposes of considering and approving the Budget and the Business Plan, Borrower shall prepare and timely provide to Lender any report that any representative might reasonably request. Lender shall review the Business Plan and the Budget at each of its quarterly meetings and to the extent approved by Lender, appropriate changes will be made to the disbursement schedule of escrowed loan proceeds.

6.15 Director. A Managing Director of Consilium Investment Management, LLC shall be appointed to the Board of Directors of Borrower and the Compensation Committee thereof for a term coterminous with the Maturity Date of the Loans. The Board of Directors of Borrower will establish a Compensation Committee, which will be comprised of Charles Cassel, and two other “Disinterested Persons” under the SEC definition thereof and shall be delegated authority to review and approve management’s recommendations for employee salaries and bonuses, employment contracts and incentive plans, any awarded compensation shall require majority consent of all three parties., provided, salary adjustments for Senior Management in any one year shall not exceed ten percent (10%) of the aggregate amount budgeted for salaries of all Senior Management.

ARTICLE 7
NEGATIVE COVENANTS

So long as the Borrower shall be indebted to Lender under the Note and the other Loan Documents, Borrower will not, without the previous written consent of Lender:

7.1 Liens, Etc. Create, incur or permit to exist any Lien, pledge, assignment or other encumbrance on, or security interest in any of its properties, including, without limitation any Collateral and the Property, now owned or hereafter acquired, except (i) Liens in favor of the Lender for the benefit of Lender pursuant to this Agreement; (ii) Liens for Charges and other Liens imposed by Law, provided they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (iii) Liens imposed by law, which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; liens pursuant to the inter-creditor agreement with the factoring company; and (v) the purchase money mortgage on the Property held by Seller under the Distillery Contract provided there are no future advances under said first mortgage.

7.2 Limitation of Indebtedness. Incur, create, assume or permit to exist any Indebtedness except for (i) Indebtedness incurred under this Agreement and the other Loan Documents; (ii) current accounts payable or accrued, incurred by Borrower in the ordinary course of business which are not past due beyond their respective maturities; and (iii) capital leases and/or purchase money debt not to exceed $250,000.00 in the aggregate at any time outstanding subject to review and Budget and Business Plan revisions.

7.3 Reorganization, Merger and Acquisitions. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, without the express written consent of Lender, such consent not to be unreasonably withheld as long as such action results in the discharge of the Loan, otherwise Lender is to have absolute and sole discretion to approve the aforedescribed actions.

7.4 Dividends; Distributions. No receipts from the operations and/or sales of intangible assets shall be used for any purpose other than to fund items set forth in the Budget, and for customary and reasonable operating expenses of the business, including debt service; and (ii) without limitation of the foregoing, no receipts from operations and/or sales of intangible assets shall be used, directly or indirectly, to make any distribution of any kind or nature whatsoever, including direct distributions, dividends, salary or bonus payments or the like (a “Distribution”), to any member or other Affiliate of the Borrower, or any of its members without the express written consent of the Lender. In Lender’s discretion the proceeds intended for Distributions shall be applied to discharge the Loan in whole or in part. Borrower must give Lender a minimum of 60 days notice to Lender of its desire to effect a Distribution and Lender shall have said 60 day period to elect that said proceeds be applied to payoff of the Loan. Notwithstanding the foregoing, Borrower may use Excess Cash Flow for any corporate purpose of Borrower including payment of distributions and reimbursement of costs to its shareholders.

7.5 Sales of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired tangible or intangible assets, except (i) Inventory (A) sold in the ordinary course of business, (B) Inventory delivered without charge for promotions or marketing programs in the ordinary course of business, or (C) obsolete or unmerchantable Inventory destroyed, returned or otherwise disposed of in the ordinary course of business; or (ii) other property sold or disposed of in the ordinary course of business but not exceeding in the aggregate of $250,000.00 in any Fiscal Year; and (iii) the sale or other disposition of assets no longer used or useful in the conduct of its business, provided such assets are replaced with comparable replacements.

7.6 Salaries. Permit the aggregate compensation (including salaries, bonuses, commissions and other forms of remuneration) paid by Borrower to officers, directors and employees of Borrower to exceed an amount that is reasonable and proper in relation to the work performed and which is comparable to that paid by other companies engaged in similar lines of business within the United States and the same is in accordance with the Approved Budget. In addition salary adjustments for Senior Management in any one year shall not exceed ten percent (10%) of the aggregate amount budgeted for salaries of all Senior Management.

7.7 Loans. Make or have outstanding at any time (except as otherwise permitted in this Agreement), any guarantee, loan or advance to, or otherwise extend credit to any Person, including, without limitation, any shareholder, director or officer of Borrower, except to the extent of the Loans referenced in the initial approved Budget(s) and hereafter approved Budgets.

7.8 Conduct of Business. Make, or permit, any material change in the nature of the business carried on by Borrower as of the date of this Agreement, or make any material change in any Borrower's business objectives, purposes and present operations.

7.9 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Closely Related Company, or permit any Closely Related Company to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Closely Related Company, except in the ordinary course of business consistent with past practices and pursuant to the reasonable requirements of Borrower’s or such Closely Related Company’s business and upon fair and reasonable terms no less favorable to Borrower or such Closely Related Company than would obtain in a comparable arm’s-length transaction with a Person that is not a Closely Related Company.

7.10 Ownership / Capital Raise. Any transfer of ownership of Borrower otherwise permitted hereunder shall be conditioned on the transferee of such interest executing and delivering any and all documents, certificates and/or information required under the so called “Know Your Customer” federal statutes or similar regulation imposed on Lender. Borrower will not permit or conduct additional capital raises without: (aa) first offering Lender the right to participate; (bb) without the express written approval of Lender for amounts, which approval will not be unreasonably withheld.

7.11 Investments. Purchase or otherwise acquire any capital stocks, assets, obligations, or other securities of, or make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person. The preceding sentence to the contrary notwithstanding, Borrower may make acquisitions or enter into joint ventures consistent with Borrower’s business and/or operations, provided that no Event of Default shall have occurred and be continuing or a Default shall occur as a result of such acquisition.

7.12 Amendments. Amend or modify Borrower’s Articles of Incorporation in effect as of the date of this Agreement, except to change the registered agent of Borrower, which change shall be immediately notified to Lender. Borrower may amend or modify Borrower’s bylaws in effect as of the date of this Agreement, provided that such change shall be immediately notified to Lender and a copy of the amendment be delivered together with such notice.

7.13 Terminations. The Borrower shall not, without the prior written consent of the Lender, terminate or sell, assign or otherwise convey its rights under any Production Agreements; provided, however, the Borrower agrees to consult with the Lender promptly in the event the Borrower alleges a breach by the other parties to the Production Agreements. The Borrower acknowledges that the Lender’s agreement to make the Loan hereunder has been based in substantial part on the ability of the Borrower to continue the relationship under the existing Production Agreements to operate Borrower's business and to achieve the performance results necessary to enable the Borrower to perform its obligations in connection with the Loan Documents.

7.14 Bonuses. The Borrower will not permit the following:

(a) Performance bonus cash payments to any employee unless (i) Borrower’s cash flow is positive over the past quarter, and (ii) any such bonus shall be merit based and conditioned upon an increase in the net worth of the Borrower, shall not exceed $160,000.00 in the aggregate; (iii) approved by the Compensation Committee of the Board of Directors in an amount not to exceed $30,000 per employee and within the aggregate units of subsection (ii) above.

(b) Shares to be issued in lieu of cash payments for expenses with the exception of a carve out of 350,000 shares to used to clean up historical commitments.

(c) An incentive plan for performance bonuses in the form of non-cash items (e.g. options or warrants) at or below a strike price of $.50 / share.

7.15 General Covenant. Borrower shall remain an entity as provided for below which (i) is solely for the purpose of acquiring and directly holding an ownership interest in the business and activities incidental thereto, (ii) does not and will not engage in any activity unrelated to the business, (iii) does not and will not have any assets other than those related to its interest in the business or any indebtedness other than as permitted by the Loan Documents, (iv) has its own separate books and records and keeps its own accounts, in each case which are separate and apart from the books and records and accounts of any other entity other than its affiliates, (v) is subject to all of the limitations on powers set forth in its organizational documentation, (vi) holds and will hold itself out as being an entity separate and apart from any other entity, (vii) has not at any time since its formation assumed or guaranteed and will not assume or guaranty the liabilities of any other entity except for those of its subsidiaries and affiliated companies, (viii) has not at any time since its formation acquired and will not acquire obligations or securities of any other entity except for those of its subsidiaries and affiliated companies, (ix) has not at any time since its formation made and will not make loans to any other entity except for those of its subsidiaries and affiliated companies.

7.16 Key Personnel. The Key Personnel have and shall continue to directly or indirectly own any interests in any liquor brands or participate in the sale or distribution of liquor brands only through the Borrower. To the extent existing employment letters or contracts of all employees do not contain appropriate non-compete language satisfactory to Lender, in its sole discretion a Non-Compete Agreement with the Borrower shall be executed that survives a one-year period beyond the termination of their employment and that prevents them from working in a competing business that sells whiskey or vodka. As respects Mssrs Dale and Podedworny the term of their respective employment contracts has or will be extended to be coterminous with the Loans and amended to reflect current draw levels. Provision for including a cash bonus scheme based on the net operating income and/or successful negotiation of a capital event shall be mutually agreed and documented prior to closing by Borrower and Lender. Mr. Dale’s contract shall additionally has or will be amended to provide for deferred compensation in the amount of $200,000 annually, not to exceed $1,000,000. If a Significant Transaction occurs which would result in the repayment of the debt committed to hereunder in its entirety, then Mssr. Dale shall be allowed to either 1) be paid within 20 days upon the closing of the transaction the amount he is owed at that time, or 2) convert his deferred compensation into shares of Borrower at a purchase price of $1.00 per share up to the amount he has had as deferred compensation. Salary expenses for all personnel shall be capped at contractual levels as listed in the approved Budget.

7.17 Single Purpose Entity/Separateness.

(a) Borrower and Panache Distillery have not and will not:

(i) engage in any business or activity other than the ownership and operation of its business and activities incidental thereto;

(ii) acquire or own any assets other than (A) the property owned by Borrower, (B) the Property; and (C) such incidental property as may be necessary for the ownership and operation of its business;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents.

(v) own any subsidiary, or make any investment in, any Person, other than those currently owned as respect Borrower other than Panache Distillery;

(vi) commingle its assets with the assets of any other Person;

(vii) incur any Indebtedness, except as related in the Intercreditor Agreement, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the loan, and (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date;
(viii) fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. No Borrower's assets have or will not be listed as assets on the financial statement of any other Person; provided, however, that any Borrower's assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower and such affiliates and to indicate that such Borrower's assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on each Borrower's own separate balance sheet. Each Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix) enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii) make any loans or advances to any Person;

(xiii) fail to file its own tax returns (unless prohibited by Applicable Law from doing so);

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity.

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi) without the unanimous written consent of all of its partners or members, as applicable, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any creditors rights laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii) fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from any property owned by such Borrower to do so); or

(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable.

ARTICLE 8
EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur:

(1) The Borrower should fail to pay the principal of, or interest on the Note, on the date any such amounts, or any installments thereof, become due and payable;

(2) Any representation or warranty made or deemed made by the Borrower in this Agreement or by the Borrower, the Key Personnel or any other party in the Loan Documents or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made and such incorrect, incomplete, or misleading statement or representation shall remain untrue or unremedied for a period of thirty (30) days;

(3) The Borrower, and/or any Pledgor shall fail to perform or observe any term, covenant, or agreement contained in this Agreement and/or the other Loan Documents, as the case may be, on its part to be observed or performed and any such failure shall remain unremedied for a period of thirty (30) days, except that such cure period shall not be applicable or when such failure to comply with the covenants set forth in Articles 6 and 7 is not remediable in Lender's sole discretion;

(4) The Borrower shall (a) fail to pay any material indebtedness for borrowed money (other than the Note) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fail to perform or observe any material term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such indebtedness, if the failure to perform or observe shall not be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be pre-paid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof and any such failure shall remain unremedied for a period of thirty (30) days after written notice thereof to Borrower from Lender;

(5) The Borrower shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more;

(6) One or more judgments, decrees, or orders for the payment of money in excess of FIFTY THOUSAND DOLLARS ($50,000.00) in the aggregate shall be rendered against Borrower, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of forty-five (45) consecutive days without being vacated, discharged, satisfied, contested (with applicable Reserves set aside therefor) or stayed or bonded pending appeal;

(7) Assets of Borrower or any of its closely Related Companies in excess of FIFTY THOUSAND DOLLARS ($50,000.00) shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower, as the case may be, for a period of ninety (90) days; and/or Borrower shall have concealed, removed or permitted to be concealed or removed, any substantial part of its property, with intent to hinder, delay or defraud its creditors or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law;

(8) Any of the following events shall occur or exist with respect to Borrower under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings;

(9) The Liens purported to be created by any of the Loan Documents for any reason, except to the extent permitted by the term thereof, cease to create a valid and perfected Lien on the property purported to be covered thereby and/or in the event that Borrower and/or Guarantor shall so state it in writing;

(10) A default shall have occurred under any of the Loan Documents and the same shall have not been cured within the applicable cure period provided therefore; or

THEN, and in any such event, Lender may, after notice to the Borrower, (i) declare Lender’s obligation to make Loans to Borrower to be forthwith terminated, and/or (ii) declare the Note and, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. Lender agrees promptly to notify the Borrower after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this Section 8.1 are in addition to other rights and remedies (including, without limitation, other rights of set off) which Lender may have.

ARTICLE 9
CONDITIONS TO DISBURSEMENT OF $4,000,000 LOAN

9.1 Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Lender hereunder, Borrower shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and Lender shall not be obligated to make an initial Advance hereunder, unless and until Borrower shall have delivered to Lender, in form and substance satisfactory to Lender:

(a) Written consent of the Borrower's directors, certified by the Secretary or Assistant Secretary of Borrower, duly adopted and in full force and effect on the date of the initial Advance, authorizing (i) the execution, delivery and performance of this Agreement and all other Loan Documents, (ii) the Advances hereunder and the performance by Borrower of all actions contemplated by this Agreement and the other Loan Documents, (iii) the granting of the Liens provided for in this Agreement, (iv) specific officers to execute and deliver this Agreement, the other Loan Documents and all other related documents and instruments;

(b) Acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), or such other evidence of filing as may be acceptable to the Lender, naming the Borrower as the debtor and the Lender as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interest of the Lender pursuant to the Security Agreement;

(c) Executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any of the Collateral previously granted to any Person;

(d) Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Lender, dated a date reasonably near to the date of the Note, listing all effective financing statements which name the Borrower (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause b above, together with copies of such financing statements;

(e) Certificates of the appropriate officer of Borrower stating that no material adverse change has occurred prior to the date of the initial Advance in the business, assets, operations, prospects, or financial or other condition of Borrower since the last financial statements provided to Lender;

(f) Evidence that the insurance policies provided for in Section 6.1.4 have been obtained and are in full force and effect, certified by the manager of Borrower;

(g) Borrower's 2011 corporate tax return, or if not filed, a copy of the extension requested by Borrower;

(h) There be no existing default under the $2,100,000 Note;

(i) The Panache Distillery Contract has been fully executed and is in full force and effect; and

(j) Such additional information and materials as Lender may reasonably request, including, without limitation copies of any debt agreements, security agreements and other material contracts.

9.2 Lender Appointed Attorney-In-Fact.

(a) Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Lender`s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives Lender the power and right, on behalf of Borrower, without notice to or assent by Borrower to do the following:

(i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of Borrower or its own name or otherwise, to take possession of, and endorse and collect, any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or entity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii) to pay or discharge taxes or Liens levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to Lender or as Lender shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of, or arising out of, any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with receivables constituting or relating to the Collateral, (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as Lender may deem appropriate; and (G) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender's option and Borrower's expense, at any time, or from time to time, all acts and things which Lender reasonably deems necessary to protect, preserve or realize upon the Collateral and Lender's Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as Borrower might do.

(b) Lender agrees that until the Commitment Expiration Date, or until the occurrence and during the continuation of an Event of Default, it will forebear from exercising the power of attorney or any rights granted to Lender pursuant to this Section Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

(c) The powers conferred on Lender hereunder are solely to protect Lender's interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act, except for its or their own gross negligence or willful misconduct.

(d) Borrower also authorizes Lender, at any time and from time to time to communicate in its own name with any party to any contract with regard to the assignment of the right, title and interest of Borrower in and under the Collateral hereunder and other matters relating thereto.

ARTICLE 10
MISCELLANEOUS

10.1 Indemnity. The Borrower shall indemnify, protect and hold Lender and its affiliates, directors, managers and members (the “Indemnitees”) harmless from and against any and all suits, litigation, actions, proceedings, judgments, claims, damages, losses, liabilities, costs, obligations, penalties and expenses (including, without limitation, reasonable attorney’s fees and disbursement), which may be instituted or asserted against or incurred by Indemnitees: (i) as the result of any investigation related to, or its having entered into or sought enforcement of or payments under any of the Loan Documents or extended credit hereunder, and which in any case is not the result of an act or omission of Lender; or (ii) with respect to any hazardous or toxic materials, wastes and substances affecting real estate of the Borrower whether or not the same originates or emanates from such real estate or any contiguous real estate, or the occurrence of a reportable event under any federal, State, or local environmental law or regulation, and with respect to any other matter affecting real estate within the jurisdiction of the Environmental Protection Agency or any corresponding or similar State or agency, or (iii) resulting from Lender’s acceptance and/or deposit of endorsed checks originally issued by third parties and accepted by Borrower.

10.2 Complete Agreement; Sale of Interest. The Loan Documents constitute the complete agreement between the parties hereto with respect to the subject matter hereof.

Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, its rights, title, interests, remedies and duties hereunder or thereunder.

10.3 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses incurred by any Loan Party in connection with the negotiation, preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender incurred in connection with advising Lender as to its rights and responsibilities hereunder. The Borrower also agrees to pay all such reasonable costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold all Loan Parties harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

10.4 No Waiver. Loan Parties' failure, at any time or times, to require strict performance by the Borrower of any provisions of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of the Loan Parties thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default by the Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by the Borrower under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by the Borrower under this Agreement and no defaults by the Borrower under any of the other Loan Documents shall be deemed to have been suspended or waived by the Lender.

10.5 Remedies. Lender’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights and remedies which Lender may have under any other agreement, including, without limitation, the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

10.6 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors and assigns of Lender (provided same are Eligible Assignees), Lender and the Borrower’s approved assigns, transferees and endorsees. Nothing in this Agreement or the other Loan Documents, express or implied, shall give to any Person, other than the parties hereto and their approved successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

10.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

10.8 Authorized Signatories. Until Lender shall be notified by the Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an authorized representative of the Borrower shall bind the Borrower and be deemed to be the act of the Borrower affixed pursuant to and in accordance with resolutions duly adopted by the Borrower's authorized representatives.

10.9 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto by another, or whenever any of the parties hereto desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person with receipt acknowledged, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) If to Lender:

Consilium Corporate Recovery Master Fund, LTD
c/o Consilium Investment Management LLC
3101 N. Federal Highway
Suite 502
Fort Lauderdale, FL 33306
Fax: (954) 779-1803

With a copy to:

Gerald J. Biondo, Esq.
Murai Wald Biondo & Moreno, P.A.
1200 Ponce de Leon Boulevard
Coral Gables, FL 33134
Fax: (305) 444-0174

(b) If to Borrower:

Panache Beverage, Inc.
c/o James Dale
40 W. 23rd Street, 2nd Floor
New York, NY 10010
james@panachespirits.com

With a copy to:

Brett Verona
PO Box 18191
Tampa, FL 33679
brett@theveronafirm.com

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or five (5) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies (other than by personal delivery) of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. For the convenience of the parties who have listed a telecopier number or email address above, any party giving notice pursuant to this Section to any of the aforesaid parties shall make reasonable efforts to transmit such communications by telecopier or electronic mail in addition to any of the specified methods for giving notice; provided, however, that any failure or delay by a party in making such transmission by telecopier or electronic mail shall not in any way result in any liability on the part of such party or adversely affect the effectiveness of notice given by such party in accordance with this Section.

10.10 Captions. The headings, captions and arrangements used herein and in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

10.11 Exhibits and Schedules. All exhibits and schedules attached hereto shall be and are hereby incorporated herein, and made a part of this Agreement for all purposes.

10.12 Governing Law and Venue:

(c) The Loan Documents are being executed and delivered by Borrower and Lender, as collateral agent for the ratable benefit of the Lender, and are intended to be performed, in the State of Florida, and (except as specifically provided otherwise in any Loan Document or to the extent that the Laws of any other jurisdiction otherwise require) the Laws of the State of Florida shall govern the rights and duties of the parties hereto and the validity, construction, enforcement, and interpretation of the Loan Documents.

(d) Borrower hereby submits itself to the venue of the Courts of State of Florida in any litigation or dispute arising out of, connected with, related to or incidental to the relationship established between Borrower and the Loan Parties in connection with this Agreement, and whether arising in contract, tort, equity or otherwise.

10.13 Severability. If any provision of any of the Loan Documents is held to be illegal, invalid or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable; the appropriate Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

10.14 Survival of Representations. All indemnities, representations and warranties herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of this Agreement and the making of the Loan hereunder and shall continue in full force and effect until the Obligations shall have been paid in full.

10.15 Confidentiality. The Lender agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential and to not furnish or disclose to any Person any and all information and/or documentation supplied or to be supplied to it by the Borrower or otherwise obtained or to be obtained related to the Borrower; provided, however, that the Lender may furnish the aforesaid information and/or documentation (i) to the Lender’s Affiliates, (ii) to the Lender’s legal counsel, (iii) to any proposed assignee or participant, provided such proposed assignee or participant agrees previously in writing to maintain such information confidential and to not disclose the same to any Person; and (iv) as may be required by an order of any court or administrative agency or by any statute, rule, regulation, order, policy, directive or request of any Governmental Authority or agency.

10.16 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum legal rate, If by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the maximum legal rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the maximum legal rate and all previous payments in excess of the maximum legal rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder, All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in fill so that the rate or amount of interest on account of the Loan does not exceed the maximum legal rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CONSILIUM CORPORATE RECOVERY MASTER FUND, LTD., a Florida limited partnership

By: ___________________________________

Name: ___________________________________

Title: ___________________________________

PANACHE BEVERAGE, INC., a Florida corporation

By: ___________________________________

Name: ___________________________________

Title: ___________________________________

JOINED INTO BY:

____
JAMES DALE

____
AGATA PODEDWORNY

____
SJOERD DE JONG

PANACHE DISTILLERY, LLC, a Florida limited liability company

By: ___________________________________

Name: ___________________________________

Title: ___________________________________

MIS BEVERAGE HOLDINGS, LLC

By: ___________________________________

Name: ___________________________________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CONSILIUM CORPORATE RECOVERY MASTER FUND, LTD., a Florida limited partnership

By: ______________________________

Name: ______________________________

Title: ______________________________

PANACHE BEVERAGE, INC., a Florida corporation

By: ______________________________

Name: ______________________________

Title: ______________________________

JOINED INTO BY:

____

JAMES DALE

____

AGATA PODEDWORNY

____

SJOERD DE JONG

MIS BEVERAGE HOLDINGS, LLC

By: [signature]

Name: [handwritten name]

PANACHE DISTILLERY, LLC, a Florida limited liability company

By: ______________________________

Name: ______________________________

Title: ______________________________

EXHIBIT “A”

A	Loan Documentation

1.	Commitment Letter

2.	Loan Agreement.

3.	Promissory Note for $2,100,000

4.	Trademark Assignment and Security Agreement together with the backup Trademark Security Agreements filed by local intellectual property attorney with the Division of Trademarks.

5.
Pledge and Security Agreements by: (i) James Dale and Agata Podedworny; and (ii) by Panache Beverage, Inc., in which they respectively pledge their respective interest in Panache USA, LLC, Panache, LLC, Alibi, NYC and Alchemia.

6.
Four different Stock Pledge Agreements executed by James Dale MIS Beverage Holdings, Agata Podedworny, Sjoerd DeJong. Note that original shares of stock have been transmitted to Charles Cassel pursuant to such Stock Pledge Agreement simultaneously with delivery of Closing Booklet. Attached to Stock Pledge Agreement , said Stock Pledge Agreement are actual Stock Powers authorizing the transfer in the event of default.

7.	Limited Guaranty signed by Alchemy, Panache and Alibi to reflect they received more than adequate consideration for their respective pledges.

8.	Loan Service Agreement with Chicago Title Insurance Company to which a $350 payment has been made to set up the account.

9.	Personal Guaranty of both Loans by Panache Distillery, LLC.

10.	Modification of Pledge and Assignment of Depository Agreement and Operating Accounts.

11.	Filed UCC-1 Financing Statements to cover both Loans.

12.	Opinion of the Verona Firm.

EXHIBIT “A-1”

A	Loan Documentation

1.	Commitment Letter.

2.	Amended and Restated Loan Agreement.

3.	Promissory Note for $4,000,000

4.
Modification of Trademark Assignment and Security Agreement together with the backup Trademark Security Agreements filed by local intellectual property attorney with the Division of Trademarks to cover both $2,100,000 Note and $4,000,000.00 Note (the Loans).

5.
Modification of Pledge and Security Agreements by: (i) James Dale and Agata Podedworny; and (ii) by Panache Beverage, Inc., in which they respectively pledge their respective interest in Panache USA, LLC, Panache, LLC, Alibi, NYC and Alchemia to cover both Loans.

6.
Modification of four different Stock Pledge Agreements to cover both Loans executed by James Dale MIS Beverage Holdings, Agata Podedworny, Sjoerd DeJong. Note that original shares of stock have been transmitted to Charles Cassel pursuant to such Stock Pledge Agreement simultaneously with delivery of Closing Booklet. Attached to Stock Pledge Agreement, said Stock Pledge Agreement are actual Stock Powers authorizing the transfer in the event of default.

7.	Modification of Limited Guaranty signed by Alchemy, Panache and Alibi to reflect they received more than adequate consideration for their respective pledges to cover both Loans.

8.	Loan Service Agreement with Chicago Title Insurance Company to which a $350 payment has been made to set up the account.

9.	Collateral Assignment of Distillery Contract.

10.	Pledge and Assignment of Depository Agreement and Operating Accounts.

11.	Filed UCC-1 Financing Statements to cover both Loans.

12.	Opinion of the Verona Firm.

Schedule 3.4

Litigation

Litigation brought by Florida Caribbean Distillers

Schedule 3.17

Options / Warrants

Schedule 3.20

Key Personnel

Schedule 4.2(e) and4.3(e)

Escrow Agreement

Schedule 6.14(a)

Budget / Business Plan (Disbursement Schedule for $2,100,000 Loan)

Schedule 6.14(b)

Budget / Business Plan (Disbursement Schedule for $4,000,000 Loan)

To Be Determined Post Closing

Schedule 4.2(d)

Schedule 6.6

Schedule 2.1

Permits

(a)           State of Florida License to Operate a Distillery

(b)           Federal License to Operate a Distillery

(c)           City / County Operating Licenses

GT GreenbergTraurig

Hilarie Bass
Tel 305.579.0745
Fax 305.961.0641
bassh@gtlaw.com

April 24, 2013

VIA FEDEX

Mr. Daniel J. Dugan
Spector, Gadon & Rosen, P.C.
Seven Penn Center
1635 Market Street, Seventh Floor
Philadelphia, PA 19103

Re: Panache Beverage Inc. ("PBI," "you," or "your") and CEDC International Sp. z o.o. ("CEDC")

Dear Mr. Dugan:

This firm represents CEDC in connection with PBI's refusal to make all outstanding payments owed to CEDC for Wodka and Alchemia materials shipped pursuant to the Cooperation Agreement, dated January 1, 2009 (the "Agreement"). We are providing this letter for settlement purposes only. It does not constitute any admission of facts by CEDC, nor does it represent a waiver of CEDC's claims against PBI.

As you know, between October 2012 and January 2013, CEDC made repeated attempts to amicably settle this matter with you. Your last letter, dated December 13, 2012, advised that PBI was in the process of preparing a response to CEDC's most recent settlement offer. CEDC received no such response. And despite this fact, on January 16, 2013, CEDC provided you with a renewed list of terms upon which it was willing to settle the matter at a 25% discount to PBI. The terms of the settlement are reproduced below for your convenience:

1. For the settlement of outstanding payments for the delivered products in the total amount of **$312,379.00**:

    a. PBI will pay $135,000.00 upon execution of the settlement agreement, and

    b. PBI will pay $130,000.00 thirty (30) days after executing the settlement agreement.

GREENBERG TRAURIG, P.A. ▪ ATTORNEYS AT LAW ▪ WWW.GTLAW.COM
333 Avenue of the Americas ▪ Suite 4400 ▪ Miami, FL 33131-3238 ▪ Tel 305.579.0500 ▪ Fax 305.579.0717

Mr. Daniel J. Dugan
April 24, 2013
Page 2

2. For the settlement of outstanding payments for the ordered and finished products in the warehouse, in the total amount of **$111,793.50**, PBI will pay the total amount due upon collection of the products within thirty (30) days of the execution of the settlement agreement.

3. For the settlement of outstanding payments for the stock of dry goods in the warehouse, in the total amount of approximately **$84,220.50**, CEDC will waive all claims regarding the stock of dry goods and release PBI from this payment. A new producer of PBI may remove these dry goods from CEDC's warehouse free of charge to the extent that PBI remains responsible for the cost of transporting these goods.

4. CEDC will waive any claims with respect to interest accrued on outstanding payments.

Because CEDC has been met with unnecessary delay from PBI at every turn, it is no longer willing to continue these drawn-out negotiations. CEDC will not provide PBI any further information concerning the shipments at issue. CEDC has provided PBI with all relevant information. Any questions PBI has regarding the ingredients used in CEDC's products are immaterial. PBI's continued refusal to settle this matter absent CEDC's provision of such technical and irrelevant information represents nothing more than a thinly-veiled delay tactic, and PBI has no basis under the Agreement to withhold payment under these circumstances.

CEDC wishes to immediately settle this matter, but in the event that PBI remains unwilling to respond to this settlement offer in good faith and within ten business days, CEDC will withdraw its settlement offer and take legal action against PBI. If you have any questions or wish to discuss this matter in greater detail, please do not hesitate to contact me directly.

Sincerely,

FOR Hilarie Bass

HB:pb

SPECTOR GADON & ROSEN, P.C.

ATTORNEYS AT LAW
SEVEN PENN CENTER
1635 MARKET STREET
SEVENTH FLOOR
PHILADELPHIA, PENNSYLVANIA 19103
215. 241.8888
FAX: 215. 241.8844
WWW.LAWSGR.COM

NEW JERSEY OFFICE:
ONE GREENTREE CENTRE
10,000 LINCOLN DRIVE EAST, SUITE 201
MARLTON, NJ 08053
856.778.8100

NEW YORK OFFICE:
ONE PENN PLAZA
36TH FLOOR
NEW YORK, NY 10119
212.786.7394

FLORIDA OFFICE:
360 CENTRAL AVENUE
SUITE 1550
ST. PETERSBURG, FL 33701
727.896.4600
FAX: 727.896.4604

Daniel J. Dugan
DIRECT DIAL NUMBER
215.241.8872
DIRECT FAX NUMBER
215.531.9120
E-MAIL
ddugan@lawsgr.com

January 11, 2013

Via Fax 011.48.61.2974301
Evangelos Evangelou
President of the Management Board
CEDC International p. z o.o.
ul. Kowanowska 48
64-600 Oborniki Wielkopolskie

Re: Panache Beverage, Inc.

Dear Mr. Evangelou:

I make the following proposal to amicably resolve this matter. This offer is made without prejudice for settlement purposes only. It may not be used for any purpose outside of our settlement discussions and is not an admission by my clients that they owe CEDC anything, nor a waiver of their rights to seek damages as outlined in my previous letter of August 27 to David Bailey of CEDC.

As outlined in your letter of December 18, 2012, CEDC claims the following amounts are due from my client:

- Delivered products $312,379.00
- Ordered and finished products $111,793.50
- Dry Goods $84,220,50

These claims total $508,392.10.

In my proposal of November 9, 2012, my clients offered to pay a total of $121,547.49 [100% of the amounts the records showed were due for the Alchemia finished items and 50% of the balance of the items]. Since that time my clients have been able to tentatively enter into an agreement with a distributor in Australia who desires to purchase the 6000 cases of vodka CEDC is currently holding. I enclose a copy of an email from the purchaser to confirm its interest. Based on this, my clients are able to increase their prior offer as follows:

- 50% of the delivered products $156,168.00

Begin forwarded message:

From: Spirit Pacific Australia <alanspiritpacificaustralia@gmail.com>
Date: 7 January 2013 1:01:45 PM NZDT
To: James Dale <James@panachespirits.com>
Cc: "wayne@macrofinewine.com" <wayne@macrofinewine.com>
Subject: WODKA

Dear James

As you are aware we have now firmly established the Business for Wodka in Australia.
LMG, whom owns the group Bottle-mart, representing 2500 plus National accounts has core ranged Wodka and the initial order was 5300 cases.

ILG a group representing 1600 plus accounts has taken delivery of 600 cases,with an order for 1200 cases, and is also core ranging Wodka.

Wodka now has an potential network representing 21% of the Australian packaged alcohol market.

We need to consolidate ongoing supply and We would like to propose that we commit to purchase the 6000 odd cases that were manufactured last year for Australia @ $1.50 per unit FOB.

Trading terms would be, credit insurance on placement of order (our stock funding

1/10/2013

is insurable via coface) and payment 7 days after delivery to Australian warehouse.

We would co-ordinate Freight, as purchase is FOB.

I look forward to your response

Rgds Al
NEW PHONE NUMBER. 0468451543

Alan Cunningham
Director

SPA
Spirit Pacific Australia Pty Ltd.
Beverage merchants

Unit 3
26 Simpson st
Bondi
2026
Sydney NSW
Australia

+61468451543

1/10/2013

Excellence in spirits

Warsaw, 17 October, 2012

Daniel J. Dugan, Esq.
Spector, Gadon & Rosen, P.C.
Attorneys At Law
Seven Penn Center
1635 Market Street
Seventh Floor
Philadelphia, Pennsylvania 19103
USA

Dear Mr Dugan,

I refer to your letter dated August 27, 2012 addressed to Mr. David Bailey. I assume that upon the instructions of your client, Panache Beverage, Inc. and its subsidiaries (together, "**Panache Parties**"), you sent the letter to Mr Bailey in his capacity of the CEO of Central European Distribution Corporation. It is surprising that your clients instructed you to send the letter to a company they have no business relations with, as they are well aware of the identity of their actual supplier. By way of clarification, Central European Distribution Corporation is not a supplier of your clients, but a Delaware law parent company of the actual supplier, i.e. CEDC International sp. z o.o., a Polish law company. This letter is sent on behalf of CEDC International sp. z o.o. For ease of reference, CEDC International sp. z o.o. is further referred to as "**CEDC**" in this letter.

Our team reviewed your letter carefully and concluded that it must have been sent as a result of some major misunderstanding, since many, if not all arguments included in your letter are presented without sufficient justification and contrary to the facts.

To begin with, please let me clarify that no takeover of CEDC by Russian Standard has occurred up to date. As publicly announced, Russian Standard is currently a major minority shareholder of the US parent company of CEDC, and the parent company concluded the agreement with Russian Standard regarding the parties' cooperation leading to investment of Russian Standard in different financial instruments issued by the US parent company. All related information and documents are publicly available at http://www.sec.gov/edgar/searchedgar/companysearch.html. In no way the transaction with Russian Standard influenced the decision of CEDC to review the cooperation with Panache Parties. The review itself resulted exclusively from the overall appraisal of the cooperation up to date made by CEDC, when CEDC recognized that its business relationships with Panache Parties lead it to serious financial exposure to bad debt, materially exceeding the risk usually accepted in the cooperation of that type.

For the entire term of cooperation, CEDC has been totally supportive in respect of Panache Parties' expectations, accommodating all the risks associated with this cooperation. The business model of Panache Parties was based on assumption that CEDC would finance the entire production process of Panache Parties' products, from purchases of dry goods, thorough production and storage, to exceptionally long credit term, while Panache Parties would pay for the products only when receiving the payment from the customers. Consequently, the entire risk regarding the sale of Panache Parties' products was, and continues to be, incurred by CEDC. Moreover, CEDC currently faces material damage caused by Panache Parties, as there is significant amount of overdue payments owed to CEDC by Panache Parties for the delivered products, along with the stock of Panache Parties' finished products and dry goods being kept in the warehouse of CEDC. The details are provided below. The

CEDC International sp. z o.o., ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie
tel. +48 61 2974300, fax +48 61 2974301, NIP: 526-020-93-95, REGON: 002160096, KRS 0000051098

CEDC
Excellence in spirits

fact that overdue payments exist is particularly difficult to understand taking into account, among other things, that the credit term applied by CEDC to Panache Parties is 65 days, that is exceptionally long period for payment in any business relations.

Taking into account the above, it is therefore highly surprising to hear that your client incurred any damages resulting from cooperation with CEDC. In view of all facts surrounding the cooperation between CEDC and Panache Parties, no evidence whatsoever confirming the amount of damages suffered by Panache Parties from cooperation with CEDC will be reliable. Quite a contrary, there is more than sufficient evidence supporting the view that CEDC suffered significant damage from cooperation with Panache Parties. In your letter, you do not refer to the Cooperation Agreement dated January 1, 2009 that CEDC concluded with Panache USA, LLC. Instead, you refer to a number of orders that were sent to CEDC, but refused to be performed. Your client is perfectly aware that the only reason why CEDC refused to perform certain orders was the significant amount of overdue payments owed to CEDC by Panache Parties. CEDC informed your client of the issue, requesting the payment of money due. However, the payments remain outstanding up to date. Please, also note that there is no provision in the Cooperation Agreement imposing obligation on CEDC to perform any order by Panache Parties, with clause 4.4 explicitly emphasizing that "*all orders are subject to acceptance by the Supplier in its sole and absolute discretion*". Summarizing, any allegation regarding the non-performed orders is unjustified and made without any legal ground. This is just unacceptable that Panache Parties raise the claims on failed deliveries, ignoring the fact of overdue payments, the outstanding stock of finished products and dry goods and the years of cooperation with CEDC on exceptionally favorable terms.

As a side note, we noted the reference in your letter to the payment of USD 109,000 made by Wodka LLC "*to clear up every outstanding invoice as a sign to good faith [...]*". Again, this is surprising for us to make such a reference, as a payment of outstanding invoice issued for any produced and delivered product is not "a sign of good faith" but basic obligation of a party under any contract. As explained in this letter, that payment did not resolve the issue of significant outstanding payments owed to CEDC by Panache Parties.

Referring to the problems with quality of bottles for Panache Parties, this issue never exceeded the level customary in the ordinary course of business. One exception was the damage of bottles discovered in the warehouse of Panache Parties, that was addressed in the settlement signed by the parties in July 2010. The quality issues that could have been in existence from time to time due to specific format of the bottle used for "Wódka [Vodka]" brand have never been caused by CEDC, however, CEDC actively assisted Panache Parties to resolve the quality complains with the local supplier of the bottles.

Summarizing, CEDC rejects all the claims made in your letter, finding them unjustified and contrary to undisputable facts. Due to a number of claims available to CEDC resulting from the actions of failure to act by Panache Parties, we cannot find a reason for sending your letter other than to make pressure on CEDC to return to the business model of cooperation that works for exclusive benefit of Panache Parties. CEDC is no longer in position to continue with cooperation where Panache Parties show no intention not only to address the concerns of CEDC with regard to the existing terms of cooperation, but also to respect those already agreed, highly beneficial terms.

Consequently, we would like to inform you that the issue of outstanding payment must be addressed by Panache Parties with no further delay. Panache Parties failed to pay CEDC a number of invoices for produced and delivered products, as follows:

CEDC International sp. z o.o., ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie
tel. +48 61 2974300, fax +48 61 2974301, NIP: 526-020-93-95, REGON: 002160096, KRS 0000051098

Excellence in spirits

WODKA

Invoice	Term of payment	Date of issue	Delay	Amount USD
1631200380	2012-07-27	2012-05-18	80	18 654,00
1631200383	2012-07-30	2012-05-21	77	18 654,00
1631200384	2012-07-30	2012-05-21	77	20 400,00
1631200385	2012-07-30	2012-05-21	77	20 400,00
1631200389	2012-07-30	2012-05-22	77	18 654,00
1631200390	2012-07-30	2012-05-22	77	18 654,00
1631200394	2012-08-06	2012-05-28	70	23 512,80
1631200397	2012-08-06	2012-05-28	70	23 512,80
1631200422	2012-08-13	2012-06-04	63	14 208,00
1631200424	2012-08-13	2012-06-04	63	14 208,00
1631200426	2012-08-13	2012-06-05	63	14 208,00
1631200428	2012-08-13	2012-06-05	63	13 444,20
1631200512	2012-10-04	2012-07-27	11	14 208,00
1631200515	2012-10-08	2012-07-30	7	14 208,00
				246 925,80

PANACHE

Invoice	Term of payment	Date of issue	Delay	Amount USD
1631200259	2012-06-13	2012-03-30	54	27 034,00
1631200304	2012-06-25	2012-04-17	42	38 419,20
				65 453,20

Total overdue: USD 312 379,00

Additionally, there is the following, significant stock of finished products in the warehouse of CEDC, such products being ordered by and produced for Panache Parties, but never collected:

Customer	Receipt Date	Order #	Country	SKU	Cases	Bottles	Total Value	Production Date	Comments
WODKA LLC	2012-02-06	**190**	Australia	Wódka 0,7	2562	30744	31 384,50 USD	2012-04-16	ready to collect
WODKA LLC	2012-02-06	**191**	Australia	Wódka 0,7	1281	15372	15 692,25 USD	2012-04-28	ready to collect
WODKA LLC	2012-02-06	**192**	Australia	Wódka 0,7	2562	30744	31 384,50 USD	2012-05-07	ready to collect
WODKA LLC	2012-02-06	**193**	UK	Wódka 0,7	1440	17280	17 640,00 USD	2012-04-17	ready to collect
WODKA LLC	2012-02-23	**195**	Australia	Wódka 0,7	1281	15372	15 692,25 USD	2012-05-07	ready to collect
							111 793,50 USD		

Recently, Panache Parties have intentionally cancelled all the orders placed with CEDC, ignoring the fact that CEDC continues to keep the above stock of products.

Finally, there is a stock of dry goods worth **PLN 260,057.00** (i.e. **USD 82,380.00**, calculated on the basis of USD / PLN foreign exchange rate announced by the President of the National Bank of Poland on 15 October 2012) kept in the warehouse of CEDC, such dry goods being associated exclusively with the products of Panache Parties. CEDC ordered and paid for the dry goods. On a number of

CEDC International sp. z o.o., ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie
tel. +48 61 2974300, fax +48 61 2974301, NIP: 526-020-93-95, REGON: 002160096, KRS 0000051098

cedc

Excellence in spirits

occasions, CEDC informed Panache Parties of the dry goods stored, calling upon to resolve the problem that exposes CEDC to additional damage.

All amounts referred to above constitute undisputable damage suffered by CEDC from the action or failure to act by Panache Parties, contrary to the Cooperation Agreement dated 1 January 2009, the orders placed and other written communication between the parties. CEDC has already sent to Panache Parties a call for payment regarding the outstanding invoices. We will not hesitate to claim any other damages.

All the issues presented above have been already communicated to Panache Parties. Unfortunately, instead of performing their undisputable, contractual obligation to pay for the delivered products and to collect the stock of ordered products, Panache Parties continue to be in breach of their payment obligation and additionally, cancelled the orders placed with CEDC, ignoring the products stored at CEDC's warehouse. This is yet another proof of bad faith of Panache Parties and it does not allow us to believe that the matter will be resolved amicably. CEDC's clear intention is to settle all outstanding issues with Panache Parties as soon as possible and we believe this has to be made on the basis of the parties' agreement rather than a legal dispute in front of the court. The overall settlement covering both, all the outstanding issues and, as the case may be, providing for the new terms of cooperation, is the only possibility for the parties to either continue their cooperation on the mutually agreed and beneficial terms or to close their cooperation, avoiding legal proceedings.

We will appreciate it if Panache Parties provide us with final position on all issues discussed in this letter **by 24 October, 2012**, at the latest. Since the damage suffered by CEDC is very material, should Panache Parties continue their approach and fail to resolve the issues in question amicably, ignoring their obligations towards CEDC, we will not hesitate to protect our interest in all legally available way and will, without any further delay, take the actions in order to pursue our rights.

Yours sincerely,

Evangelos Evangelou

Prezes Zarządu

CEDC International sp. z o.o.

Evangelos Evangelou
President of the Management Board
CEDC International sp. z o.o.

CEDC International sp. z o.o., ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie
tel. +48 61 2974300, fax +48 61 2974301, NIP: 526-020-93-95, REGON: 002160096, KRS 0000051098

SPECTOR GADON & ROSEN, P.C.

ATTORNEYS AT LAW
SEVEN PENN CENTER
1635 MARKET STREET
SEVENTH FLOOR
PHILADELPHIA, PENNSYLVANIA 19103
[215] 241-8888
FAX: [215] 241-8844
WWW.LAWSGR.COM

NEW JERSEY OFFICE:
ONE GREENTREE CENTRE
10,000 LINCOLN DRIVE EAST
SUITE 201
MARLTON, NJ 08053

NEW YORK OFFICE:
ONE PENN PLAZA
36TH FLOOR
NEW YORK, NY 10119
[212] 786-7394

FLORIDA OFFICE:
360 CENTRAL AVENUE
SUITE 1550
ST. PETERSBURG, FL 33701
[727] 896-4600
FAX: [727] 896-4604

E-MAIL
ddugan@lawsgr.com

Daniel J. Dugan
DIRECT DIAL NUMBER
215.241.8872
DIRECT FAX NUMBER
215.531.9120

August 27, 2012

Via Email david.bailey@cedc.com.pl and FEDEX
David Bailey
CEDC
Bobrowiecka 6
00-728 Warsaw
Poland

Re: Panache Beverage Inc./Wodka LLC/Panache LLC

Dear Mr. Bailey:

I am counsel for Panache Beverage Inc. ("PBI") and its subsidiaries Wodka LLC and Panache LLC. I write because CEDC's refusal to supply product to my clients, particularly Wodka brand vodka, and Alchemia brand infused vodka, has made it impossible for my clients to let CEDC continue to harm their businesses. Indeed, CEDC refuses even to negotiate a solution to the long standing problems. My clients cannot afford to, and will not let this state of affairs continue any longer.

My clients have had a long standing business relationship with CEDC stemming from its ownership of Polmos Bialystok distillery, which manufactures the products at issue. The principles of my client, in particular Agata Podedworny, began dealing with CEDC and making purchases from the distillery back in 2004, and they had a harmonious and mutually beneficial commercial relationship with CEDC for years. Things began to change for the worse, however, after Russian Standard pursued and completed its creeping takeover of CEDC during late 2011 and early 2012.

It was then that CEDC began refusing to supply my clients, not only on the most transparently flimsy of excuses, but coupled with a refusal to negotiate any resolution of the so called problems with my clients in good faith. Given the litany of bad acts that CDCE committed, my clients can only reasonably conclude that CEDC is seeking to tortiously interfere with my client's businesses and damage their reputation with their customers. Indeed, to date your actions have cost my clients over $650,000 in lost revenues alone and more in damage to their reputation among their customers whom your actions have prevented them from supplying.

SPECTOR GADON & ROSEN, P.C.
ATTORNEYS AT LAW

David Bailey
August 27, 2012
Page -2-

As noted above, the supply problems began in earnest at the end of last year. It was a nightmare communicating with and getting orders shipped by year end 2011. Orders submitted as early as August 2011 were never shipped, despite the fact that my clients were current on all invoices and CEDC had committed to fulfilling the orders submitted. Fingers were pointed at everyone and various baseless excuses about dry goods and labels were made, but the bottom line was that the problems were never cured.

Since then, things have only gone down hill. By the end of the first quarter, CEDC was 13 orders behind the schedule it had agreed to. CEDC's supply failures seriously reduced my clients' cash flow, which coupled with the losses caused by the failure to supply orders at the end of 2011, impaired Wodka LLC's ability to keep current on its invoices and it admittedly fell a bit behind—if only by $100,000--on its invoices. CEDC, however, was even farther behind in its supply obligations because of its own production issues, including quality problems with Moni Bottles and insufficient inventory supplies, label changes, missing cases, etc. CEDC's failure to supply cost my clients $454,000 in lost revenues in the first quarter alone.[1]

CEDC further failed to fulfill 5 orders for Alchemia products that Panache LLC submitted on behalf of a particular customer early in the first quarter and that CEDC was to have shipped in that quarter. CEDC, once again, failed to timely ship these orders as well. Then, later in the second quarter—well after the order was placed and should have been filled (and would have been paid for)—the particular customer went into receivership, and Panache could not immediately pick up those orders. Had CEDC fulfilled the orders timely and delivered them, as it should have, the customer would have paid for them and there would have been no problem.

Notwithstanding CEDC's repeated and consistent failure to timely supply its orders, Wodka LLC reduced its accounts payable to CEDC to only $37,000 by the end of the second quarter, but CEDC did not cure its problem—remaining 7 orders behind in meeting its obligations. Nonetheless, PBI and Panache did not shirk their responsibilities, but instead offered any number of solutions to resolve this particular problem, including payments over time and additional security in a good faith attempt to get beyond these issues in what we now know was a futile effort to persuade CEDC to resume supplying product (which continued to hurt my client's businesses). CEDC refused all resolutions and proposed no alternatives. CEDC's failure to supply cost my clients an additional $240,000 in lost revenues in the second quarter.

---

[1] CEDC claimed that certain undefined the glass quality issues delayed production, but this was never the case. In fact, Ms. Podedworny recently visited the factory where CEDC purchases the glass and determined that there was no such issue.

SPECTOR GADON & ROSEN, P.C.
ATTORNEYS AT LAW

David Bailey
August 27, 2012
Page -3-

On July 16th, Wodka LLC paid $109,000 to clear up every outstanding invoice as a sign of good faith and with no preconditions, in hopes that CEDC would reciprocate. Instead, CEDC still refused to ship any product to it, now using as an excuse the fact that its affiliate, Panache LLC owed it $65,000 (due primarily to the failure to timely ship product in the first quarter for the customer that went into receivership in the second). CEDC also ignored my clients' repeated offers to enter into a payment plan or post security for the payment of that $65,000 (in the form of 500,000 shares of PBI, a public company whose shares were trading at $1.10 at the time). By that time CEDC was fully 14 orders behind the schedule it had agreed to, and the damage to my clients' businesses continued.

CEDC has continued its intransigence up to the present and still refuses to ship any product to Wodka LLC or Vodka LLC. CEDC is now fully 22 orders behind, and that does not even include an additional 10 orders that my clients have submitted but which CEDC has not acknowledged or began to produce. My client's cumulative lost revenue is $650,000 and growing due to CEDC's failure to supply product. Furthermore, CEDC has prevented my clients from servicing and supplying their customers' order, thereby harming their reputation in the marketplace.

The foregoing history puts in stark relief the harm caused by your actions and your attempt to injure and disrupt my clients' businesses, including the reputation with their customers that they have spent a great deal of time and effort developing. It is ironic, but perhaps not altogether coincidental, that the supply problems only began after Russian Standard's takeover of CEDC and that CEDC is now not only a supplier but a competitor of my clients. Be assured that my clients will not let you continue to injure and disrupt what has been to date my clients' very successful businesses. Instead, my clients are prepared to take all appropriate actions, including without limitation filing suit, to prevent this and seek damages to which they are entitled.

This dispute does not, of course, need to end up in court, but if CEDC does not promptly negotiate a satisfactory resolution of this long standing refusal to supply my clients with the products it promised to, CEDC will give my clients no other choice.

Please let me hear from you within 5 business days on your willingness to seek an amicable resolution. Otherwise, my clients will have to act to protect their business from further harm.

Sincerely,

Daniel J. Dugan

Daniel J. Dugan

cc: James Dale (via email)
Board Assistant (via email board.assistant@cedc.com)

SPECTOR GADON & ROSEN, P.C.

ATTORNEYS AT LAW
SEVEN PENN CENTER
1635 MARKET STREET
SEVENTH FLOOR
PHILADELPHIA, PENNSYLVANIA 19103
(215) 241-8888
FAX: (215) 241-8844
WWW.LAWSGR.COM

NEW JERSEY OFFICE:
ONE GREENTREE CENTRE
10,000 LINCOLN DRIVE EAST
SUITE 201
MARLTON, NJ 08053

NEW YORK OFFICE:
ONE PENN PLAZA
36TH FLOOR
NEW YORK, NY 10119
(212) 786-7394

E-MAIL
ddugan@lawsgr.com

FLORIDA OFFICE:
360 CENTRAL AVENUE
SUITE 1550
ST. PETERSBURG, FL 33701
(727) 896-4600
FAX: (727) 896-4604

Daniel J. Dugan
DIRECT DIAL NUMBER
215.241.8873
DIRECT FAX NUMBER
215.531.9120

August 27, 2012

Via Email david.bailey@cedc.com.pl and FEDEX
David Bailey
CEDC
Bobrowiecka 6
00-728 Warsaw
Poland

Re: Panache Beverage Inc./Wodka LLC/Panache LLC

Dear Mr. Bailey:

I am counsel for Panache Beverage Inc. ("PBI") and its subsidiaries Wodka LLC and Panache LLC. I write because CEDC's refusal to supply product to my clients, particularly Wodka brand vodka, and Alchemia brand infused vodka, has made it impossible for my clients to let CEDC continue to harm their businesses. Indeed, CEDC refuses even to negotiate a solution to the long standing problems. My clients cannot afford to, and will not let this state of affairs continue any longer.

My clients have had a long standing business relationship with CEDC stemming from its ownership of Polmos Bialystok distillery, which manufactures the products at issue. The principles of my client, in particular Agata Podedworny, began dealing with CEDC and making purchases from the distillery back in 2004, and they had a harmonious and mutually beneficial commercial relationship with CEDC for years. Things began to change for the worse, however, after Russian Standard pursued and completed its creeping takeover of CEDC during late 2011 and early 2012.

It was then that CEDC began refusing to supply my clients, not only on the most transparently flimsy of excuses, but coupled with a refusal to negotiate any resolution of the so called problems with my clients in good faith. Given the litany of bad acts that CDCE committed, my clients can only reasonably conclude that CEDC is seeking to tortiously interfere with my client's businesses and damage their reputation with their customers. Indeed, to date your actions have cost my clients over $650,000 in lost revenues alone and more in damage to their reputation among their customers whom your actions have prevented them from supplying.

SPECTOR GADON & ROSEN, P.C.
ATTORNEYS AT LAW

David Bailey
August 27, 2012
Page -2-

As noted above, the supply problems began in earnest at the end of last year. It was a nightmare communicating with and getting orders shipped by year end 2011. Orders submitted as early as August 2011 were never shipped, despite the fact that my clients were current on all invoices and CEDC had committed to fulfilling the orders submitted. Fingers were pointed at everyone and various baseless excuses about dry goods and labels were made, but the bottom line was that the problems were never cured.

Since then, things have only gone down hill. By the end of the first quarter, CEDC was 13 orders behind the schedule it had agreed to. CEDC's supply failures seriously reduced my clients' cash flow, which coupled with the losses caused by the failure to supply orders at the end of 2011, impaired Wodka LLC's ability to keep current on its invoices and it admittedly fell a bit behind—if only by $100,000--on its invoices. CEDC, however, was even farther behind in its supply obligations because of its own production issues, including quality problems with Moni Bottles and insufficient inventory supplies, label changes, missing cases, etc. CEDC's failure to supply cost my clients $454,000 in lost revenues in the first quarter alone.[1]

CEDC further failed to fulfill 5 orders for Alchemia products that Panache LLC submitted on behalf of a particular customer early in the first quarter and that CEDC was to have shipped in that quarter. CEDC, once again, failed to timely ship these orders as well. Then, later in the second quarter—well after the order was placed and should have been filled (and would have been paid for)—the particular customer went into receivership, and Panache could not immediately pick up those orders. Had CEDC fulfilled the orders timely and delivered them, as it should have, the customer would have paid for them and there would have been no problem.

Notwithstanding CEDC's repeated and consistent failure to timely supply its orders, Wodka LLC reduced its accounts payable to CEDC to only $37,000 by the end of the second quarter, but CEDC did not cure its problem—remaining 7 orders behind in meeting its obligations. Nonetheless, PBI and Panache did not shirk their responsibilities, but instead offered any number of solutions to resolve this particular problem, including payments over time and additional security in a good faith attempt to get beyond these issues in what we now know was a futile effort to persuade CEDC to resume supplying product (which continued to hurt my client's businesses). CEDC refused all resolutions and proposed no alternatives. CEDC's failure to supply cost my clients an additional $240,000 in lost revenues in the second quarter.

---

[1] CEDC claimed that certain undefined the glass quality issues delayed production, but this was never the case. In fact, Ms. Podedworny recently visited the factory where CEDC purchases the glass and determined that there was no such issue.

SPECTOR GADON & ROSEN, P.C.
ATTORNEYS AT LAW

David Bailey
August 27, 2012
Page -3-

On July 16th, Wodka LLC paid $109,000 to clear up every outstanding invoice as a sign of good faith and with no preconditions, in hopes that CEDC would reciprocate. Instead, CEDC still refused to ship any product to it, now using as an excuse the fact that its affiliate, Panache LLC owed it $65,000 (due primarily to the failure to timely ship product in the first quarter for the customer that went into receivership in the second). CEDC also ignored my clients' repeated offers to enter into a payment plan or post security for the payment of that $65,000 (in the form of 500,000 shares of PBI, a public company whose shares were trading at $1.10 at the time). By that time CEDC was fully 14 orders behind the schedule it had agreed to, and the damage to my clients' businesses continued.

CEDC has continued its intransigence up to the present and still refuses to ship any product to Wodka LLC or Vodka LLC. CEDC is now fully 22 orders behind, and that does not even include an additional 10 orders that my clients have submitted but which CEDC has not acknowledged or began to produce. My client's cumulative lost revenue is $650,000 and growing due to CEDC's failure to supply product. Furthermore, CEDC has prevented my clients from servicing and supplying their customers' order, thereby harming their reputation in the marketplace.

The foregoing history puts in stark relief the harm caused by your actions and your attempt to injure and disrupt my clients' businesses, including the reputation with their customers that they have spent a great deal of time and effort developing. It is ironic, but perhaps not altogether coincidental, that the supply problems only began after Russian Standard's takeover of CEDC and that CEDC is now not only a supplier but a competitor of my clients. Be assured that my clients will not let you continue to injure and disrupt what has been to date my clients' very successful businesses. Instead, my clients are prepared to take all appropriate actions, including without limitation filing suit, to prevent this and seek damages to which they are entitled.

This dispute does not, of course, need to end up in court, but if CEDC does not promptly negotiate a satisfactory resolution of this long standing refusal to supply my clients with the products it promised to, CEDC will give my clients no other choice.

Please let me hear from you within 5 business days on your willingness to seek an amicable resolution. Otherwise, my clients will have to act to protect their business from further harm.

Sincerely,

Daniel J. Dugan

Daniel J. Dugan

cc: James Dale (via email)
Board Assistant (via email board.assistant@cedc.com)

Name of Warrant Holder	Number of Warrants Held	Exercise Price	Warrant Expiration Date
Columbus Trading	385,000	$1.00	12/31/2012
Columbus Trading	460,000	$1.50	6/30/2013
Jose Carlos	50,000	$2.00	12/1/2013
Craig Effron	50,000	$2.00	12/1/2013
Marc Weil	25,000	$2.00	12/1/2013
Mandy Weil	25,000	$2.00	12/1/2013
Darren Beylounl 2	12,500	$2.00	12/1/2013
David Colodner	6,250	$2.00	12/1/2013
David Shara 2	25,000	$2.00	12/1/2013
Raymond Beylouni	6,250	$2.00	12/1/2013
David Boyluni	6,250	$2.00	12/1/2013
Michael Shara	12,500	$2.00	12/1/2013
Josh Guberman	100,000	$1.25	12/1/2013
Paolo Domeneghetti	25,000	$2.00	12/1/2013
James Dale	600,000	$1.00	12/31/2015
Sjoerd de Jong	300,000	$1.00	12/31/2015
Eugene Didenko	200,000	$1.00	12/31/2015
MIS Beverage Holdings	300,000	$1.00	12/31/2015
Agata Podedworny	300,000	$1.00	12/31/2015
Michael G. Romer	500,000	$1.00	12/31/2015
William Gerhauser	500,000	$1.00	12/31/2015

ARTICLE II PURPOSE

2.01 CHICAGO TITLE INSURANCE COMPANY, a Missouri Corporation, hereinafter referred to as CTI, in consideration of a fee of $350 agrees to be the Escrow Agent for a $2,100,000 loan given by Lender to Borrower and agrees to process draw request upon the payment to it of a service charge of $ 75.00 per draw , does hereby agree with

Consilium Corporate Recovery Master Fund LENDER

Panache Beverage Inc. BORROWER

that it will disburse the proceeds of the Loan through Funding Requisitions (hereinafter referred to as "Requisition") in accordance with the amounts set forth in the Disbursement Schedule (Exhibit A) and pursuant to a draw Requisition form (Exhibit "B") signed by both Lender and Borrower.

ARTICLE III DISBURSEMENT

3.01: All parties agree that this Agreement does not create a partnership, a trust relationship, agency relationship, a third party beneficiary relationship, or any other legal relationship other than that of independent contracting parties.

3.02: Proceeds of the loan shall be funded as allocated and agreed herewith by Borrower and Lender, as shown in the Budget and Disbursement Schedule, Exhibit A. Should a Requisition as submitted by Borrower therein reflect increases or changes in the Disbursement Schedule, CTI shall have no liability to Borrower, or Lender or any other person for any consequences resulting there from including but not limited to liability under F.S. 713.3471. CTI shall further have the right to rely on the Requisitions signed by both Borrower and Lender and shall not have any liability to Borrower, or Lender for any consequences resulting from any errors or omissions in said disclosures of identities.

3.03: In consideration of, among other things, CTI's entering into this Agreement, Borrower and Lender indemnify and saves CTI harmless from any and all losses, costs, damages, expenses and liabilities, including attorney's fees, which CTI may incur under this agreement exclusive of gross negligence or willful misconduct.

3.04: CTI will not be liable for loss or impairment of any funds which are in the course of collection or on deposit with any bank due to bank failure, insolvency or suspension.

3.05: CTI shall have no responsibility to determine compliance with F.S. 713.347 as that is the responsibility of the Borrower and Lender.

3.06: Nothing contained in this Agreement shall in any way limit or diminish the obligations of the Borrower nor the rights of the Lender as may be contained in any Loan Agreement between said parties. CTI has no responsibility for determining whether Borrower or Lender is in compliance with the terms of any Agreement with the Lender nor shall CTI be responsible for failure of either party to perform under such Agreement. The signed draw Requisition signed by both Borrower and Lender shall be deemed Lender's direction to CTI to disburse pursuant to said Requisition.

3.07: The entire $2,100,000.00 in loan proceeds will be disbursed to CTI and they will be placed in a segregated account with Bank of America for subsequent disbursement. Borrower (with Lenders written approval) will instruct Bank of America where and how said funds are to be placed. All interest earned shall be for the benefit of the Borrower, Borrower's Tax I.D. number is 38-3855631.

ARTICLE IV DISPUTE

4.01 In the event of a dispute as to the disbursement of said funds not resolved within 30 days, CT is authorized to interplead said funds into the registry of the Broward Court, Circuit Court and deduct any expenses incurred for said inter-pleader filing, including without limitation reasonable legal fees

ARTICLE V EXHIBITS

5.01 The following exhibits are attached hereto and made part hereof:

A, B,

DATE: THIS___________DAY OF________________________, 20_______.

BORROWER: **Panache Beverage, Inc.**

BY:____

LENDER: **Consilium Corporate Recovery Master Fund, Ltd**

BY:____

CHICAGO TITLE INSURANCE COMPANY

BY: ____

Alan S. Weissman
Vice President

EXHIBIT B

PAYMENT SYSTEM SCHEDULE

CTI is authorized to make disbursements of the loan as described in Exhibit A, in the amount shown on the various requisitions described below, by making payments as the lender/borrower deems necessary directly of the amount set forth in the requisition under the terms and conditions described herein. All disbursements shall be signed by Lender and Borrower by completion of the Requisition, a copy of which is attached as Exhibit B-1.

ARTICLE II PURPOSE

2.01 CHICAGO TITLE INSURANCE COMPANY, a Missouri Corporation, hereinafter referred to as CTI, in consideration of a fee of $350 agrees to be the Escrow Agent for a $2,100,000 loan given by Lender to Borrower and agrees to process draw request upon the payment to it of a service charge of $ 75.00 per draw , does hereby agree with

Consilium Corporate Recovery Master Fund LENDER

Panache Beverage Inc. BORROWER

that it will disburse the proceeds of the Loan through Funding Requisitions (hereinafter referred to as "Requisition") in accordance with the amounts set forth in the Disbursement Schedule (Exhibit A) and pursuant to a draw Requisition form (Exhibit "B") signed by both Lender and Borrower.

ARTICLE III DISBURSEMENT

3.01: All parties agree that this Agreement does not create a partnership, a trust relationship, agency relationship, a third party beneficiary relationship, or any other legal relationship other than that of independent contracting parties.

3.02: Proceeds of the loan shall be funded as allocated and agreed herewith by Borrower and Lender, as shown in the Budget and Disbursement Schedule, Exhibit A. Should a Requisition as submitted by Borrower therein reflect increases or changes in the Disbursement Schedule, CTI shall have no liability to Borrower, or Lender or any other person for any consequences resulting there from including but not limited to liability under F.S. 713.3471. CTI shall further have the right to rely on the Requisitions signed by both Borrower and Lender and shall not have any liability to Borrower, or Lender for any consequences resulting from any errors or omissions in said disclosures of identities.

3.03: In consideration of, among other things, CTI's entering into this Agreement, Borrower and Lender indemnify and saves CTI harmless from any and all losses, costs, damages, expenses and liabilities, including attorney's fees, which CTI may incur under this agreement exclusive of gross negligence or willful misconduct.

3.04: CTI will not be liable for loss or impairment of any funds which are in the course of collection or on deposit with any bank due to bank failure, insolvency or suspension.

3.05: CTI shall have no responsibility to determine compliance with F.S. 713.347 as that is the responsibility of the Borrower and Lender.

3.06: Nothing contained in this Agreement shall in any way limit or diminish the obligations of the Borrower nor the rights of the Lender as may be contained in any Loan Agreement between said parties. CTI has no responsibility for determining whether Borrower or Lender is in compliance with the terms of any Agreement with the Lender nor shall CTI be responsible for failure of either party to perform under such Agreement. The signed draw Requisition signed by both Borrower and Lender shall be deemed Lender's direction to CTI to disburse pursuant to said Requisition.

3.07: The entire $2,100,000.00 in loan proceeds will be disbursed to CTI and they will be placed in a segregated account with Bank of America for subsequent disbursement. Borrower (with Lenders written approval) will instruct Bank of America where and how said funds are to be placed. All interest earned shall be for the benefit of the Borrower, Borrower's Tax I.D. number is 38-3855631.

ARTICLE IV DISPUTE

4.01 In the event of a dispute as to the disbursement of said funds not resolved within 30 days, CT is authorized to interplead said funds into the registry of the Broward Court, Circuit Court and deduct any expenses incurred for said inter-pleader filing, including without limitation reasonable

ARTICLE V EXHIBITS

5.01 The following exhibits are attached hereto and made part hereof:

A, B,

DATE: THIS____________DAY OF__________________________, 20_______.

BORROWER: **Panache Beverage, Inc.**

BY:____

LENDER: **Consilium Corporate Recovery Master Fund, Ltd**

BY:____

CHICAGO TITLE INSURANCE COMPANY

BY: ____

Alan S. Weissman
Vice President

PSI Budget	October	November	December	January	February	March	April	May	June	July	August	September	October	November	December
						PSI ex-Wodka Budget									
Cases															
Alibi USA (750ml)	-	880	2,950	3,600	3,600	2,670	2,400	1,200	2,400	2,400	2,400	2,400	2,400	2,400	3,600
Alibi USA (1.75L-9L Equivalent)								2,600	1,600	1,600		1,600		1,600	
Alibi International							1,000		1,000		1,000	1,000	1,000	2,000	2,000
Alchemia				1,392	-	-	908	1,000	1,100			1,000	-	1,200	
Revenue															
Alibi USA (750ml)	$ -	$ 113,203	$ 379,488	$ 463,104	$ 463,104	$ 343,469	$ 308,736	$ 154,368	$ 308,736	$ 308,736	$ 308,736	$ 308,736	$ 308,736	$ 308,736	$ 463,104
Alibi USA (1.75L-9L Equivalent)				$ -	$ -	$ -	$ -	$ 221,378	$ 136,232	$ 136,232	$ -	$ 136,232	$ -	$ 136,232	$ -
Alibi International	$ -	$ -	$ -	$ -	$ -	$ -	$ 132,000	$ -	$ 132,000	$ -	$ 132,000	$ 132,000	$ 132,000	$ 264,000	$ 264,000
Alchemia	$ -	$ -	$ -	$ 91,872	$ -	$ -	$ 59,400	$ 66,000	$ 72,600	$ -	$ -	$ 66,000	$ -	$ 79,200	$ -
TOTAL Revenue	$ -	$ 113,203	$ 379,488	$ 554,976	$ 463,104	$ 343,469	$ 500,136	$ 441,746	$ 649,568	$ 444,968	$ 440,736	$ 647,968	$ 440,736	$ 788,168	$ 727,104
COGS															
Alibi USA (750ml)	$ -	$ 95,301	$ 205,497	$ 250,776	$ 250,776	$ 185,992	$ 167,184	$ 83,592	$ 167,184	$ 164,616	$ 164,616	$ 164,616	$ 164,616	$ 164,616	$ 246,924
Alibi USA (1.75L-9L Equivalent)				$ -	$ -	$ -	$ -	$ 141,378	$ 87,002	$ 87,002	$ -	$ 87,002	$ -	$ 87,002	$ -
Alibi International	$ -	$ -	$ -	$ -	$ -	$ -	$ 69,660	$ -	$ 69,660	$ -	$ 69,660	$ 69,660	$ 69,660	$ 139,320	$ 139,320
Alchemia	$ -	$ -	$ -	$ 59,884	$ -	$ -	$ 38,718	$ 43,020	$ 47,322	$ -	$ -	$ 43,020	$ -	$ 51,624	$ -
TOTAL COGS	$ -	$ 95,301	$ 205,497	$ 310,660	$ 250,776	$ 185,992	$ 275,562	$ 267,990	$ 373,168	$ 251,618	$ 234,276	$ 364,298	$ 234,276	$ 442,562	$ 386,244
Gross Profit															
Alibi USA (750ml)	$ -	$ 17,902	$ 173,991	$ 212,328	$ 212,328	$ 157,477	$ 141,552	$ 70,776	$ 141,552	$ 144,120	$ 144,120	$ 144,120	$ 144,120	$ 144,120	$ 216,180
Alibi USA (1.75L-9L Equivalent)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 80,000	$ 49,231	$ 49,231	$ -	$ 49,231	$ -	$ 49,231	$ -
Alibi International	$ -	$ -	$ -	$ -	$ -	$ -	$ 62,340	$ -	$ 62,340	$ -	$ 62,340	$ 62,340	$ 62,340	$ 124,680	$ 124,680
Alchemia	$ -	$ -	$ -	$ 31,988	$ -	$ -	$ 20,682	$ 22,980	$ 25,278	$ -	$ -	$ 22,980	$ -	$ 27,576	$ -
TOTAL GP	$ -	$ 17,902	$ 173,991	$ 244,316	$ 212,328	$ 157,477	$ 224,574	$ 173,756	$ 278,401	$ 193,351	$ 206,460	$ 278,671	$ 206,460	$ 345,607	$ 340,860
Operating Expenses															
Auto	$ 2,938	$ 2,938	$ 2,938	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319	$ 4,319
Bank & Finance Charges	$ 752	$ 752	$ 4,895	$ 8,954	$ 37,849	$ 789	$ 789	$ 789	$ 789	$ 789	$ 789	$ 789	$ 789	$ 789	$ 789
Insurance	$ 7,774	$ 6,821	$ 6,821	$ 6,821	$ 8,861	$ 10,901	$ 10,901	$ 10,901	$ 12,941	$ 11,921	$ 11,921	$ 12,941	$ 11,921	$ 11,921	$ 12,941
Management & Staff Comp	$ 72,052	$ 213,052	$ 110,288	$ 75,616	$ 92,957	$ 95,146	$ 95,061	$ 94,979	$ 107,233	$ 99,041	$ 102,376	$ 107,575	$ 99,768	$ 105,109	$ 179,202
Other Operating Expenses	$ 1,348	$ 1,348	$ 1,348	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416	$ 1,416
Professional Fees	$ 16,691	$ 17,438	$ 10,700	$ 15,000	$ 18,000	$ 12,000	$ 11,100	$ 10,800	$ 12,900	$ 11,100	$ 10,800	$ 9,300	$ 14,100	$ 14,530	$ 9,300
SG&A	$ 6,059	$ 6,059	$ 6,059	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362	$ 6,362
Travel, Meals & Entertainment	$ 16,472	$ 16,472	$ 16,472	$ 19,696	$ 20,296	$ 20,296	$ 20,896	$ 20,896	$ 21,496	$ 21,496	$ 21,496	$ 21,496	$ 21,496	$ 21,496	$ 21,496
Marketing & Advertising	$ 20,798	$ 20,798	$ 20,798	$ 22,780	$ 22,780	$ 22,780	$ 34,660	$ 34,660	$ 34,660	$ 51,020	$ 51,020	$ 51,020	$ 72,522	$ 72,522	$ 72,522
Distributor Marketing Support- Wodka	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Distributor Marketing Support-Alibi	$ -	$ 10,560	$ 35,400	$ 43,200	$ 43,200	$ 32,040	$ 28,800	$ 14,400	$ 28,800	$ 28,800	$ 28,800	$ 28,800	$ 28,800	$ 28,800	$ 43,200
Interest on Existing Loans	$ 9,077	$ 8,945	$ 9,077	$ 10,000	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Interest on New Loans	$ 3,750	$ 3,750	$ 24,750	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000	$ 21,000
Total Operating Expenses	$ 157,712	$ 308,925	$ 249,546	$ 235,163	$ 277,049	$ 227,049	$ 235,303	$ 220,522	$ 251,916	$ 257,264	$ 260,299	$ 265,018	$ 282,492	$ 288,262	$ 372,546
EBT	(157,712)	(291,023)	(75,555)	9,153	(64,721)	(69,572)	(10,729)	(46,766)	26,485	(63,913)	(53,839)	13,653	(76,032)	57,344	(31,686)
Cash Flows															
Beginning Cash	$0	$0	$45,683	$346,531	$90,397	$291,470	$456,829	$307,445	$132,794	$107,186	$161,705	$359,731	$177,184	$275,417	$89,362
Operating Expenses (ex Int on new loan & dist	($149,885)	($290,670)	($175,319)	($170,963)	($212,849)	($174,009)	($185,503)	($185,122)	($202,116)	($267,464)	($210,499)	($215,218)	($232,692)	($238,462)	($308,346)
Distributor Marketing Support (60 days)	$0	$0	$0	($10,560)	($35,400)	($43,200)	($43,200)	($32,040)	($28,800)	($14,400)	($28,800)	($28,800)	($28,800)	($28,800)	($28,800)
Add Non-Cash Expenses	$23,450	$164,450	$23,450	$20,494	$20,117	$15,117	$15,117	$15,117	$13,033	$13,033	$18,033	$13,033	$13,033	$13,033	$13,033
Factoring -Advance (75%)	$0	$51,786	$102,060	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Factoring- Reserves (25%)	$0	$0	$49,157	$129,335	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
DSWE Prepayments	$0	$308,736	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Sales Proceeds Alibi-750 ml (Net 30)					$ 463,104	$ 463,104	$ 343,469	$ 308,736	$ 154,368	$ 308,736	$ 308,736	$ 308,736	$ 308,736	$ 308,736	$ 308,736
Sales Proceeds Wodka (Net 60)															
Sales Proceeds Alchemia (Net 60)			$ -	$ -	$ -	$ 91,872	$ -	$ -	$ 59,400	$ 66,000	$ 72,600	$ -	$ -	$ 66,000	$ -
Sales Proceeds Alibi International (Net 60)				$ -	$ -	$ -	$ -	$ -	$ 132,000	$ -	$ 132,000	$ -	$ 132,000	$ 132,000	$ 132,000
Sales Alibi USA -1.75L (Net 30)				$ -	$ -	$ -	$ -	$ -	$ 221,378	$ 136,232	$ 136,232	$ -	$ 136,232	$ -	$ 136,232

PBBudget	October	November	December		January	February	March (PBL-Wodka Budget)	April (PBL-Wodka Budget)	May	June	July	August	September	October	November	December	
Pmt to Distillers & Phoenix Packaging	($149,014)	($246,196)	($367,298)	[redacted]	($59,886)	($39,842)	($185,992)	($275,562)	($267,990)	($371,168)	($251,618)	($234,276)	($364,298)	($234,276)	($442,562)	($386,244)	[redacted]
DSWE Equity Contribution	$0	$7,075	$23,718		$28,944	$28,944	$21,467	$19,296	$9,648	$19,296	$19,296	$19,296	$19,296	$19,296	$19,296	$28,944	
Purchasing Bourbon							($300,000)										
FCF due to Bourbon Release			$0		$0	$0	$0	$0	$0	$0	$7,703	$7,703	$7,703	$7,703	$7,703	$11,555	
Capitalization AJB Note	300,000																
Repayment AJB Note					($172,500)												
															$0	$0	
Consillium Line of Credit/Loan	$0	$0	$1,500,000		$0	$0	$300,000	$0	$0	$0	$0	$0	$100,000	$0	$0	$200,000	
Repayment	$0	$0	$0		($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	($21,000)	(252,000)
Intercompany Loan to Wodka					$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	
Shares buy-back (Clausen Settlement)			($50,000)														
																	0
Outstanding A/P Payments	$0	$0	($89,295)		$0	($2,000)	($2,000)	($2,000)	($2,000)	($2,000)	($2,000)	($2,000)	($2,000)	($2,000)	($2,000)	($2,000)	
Other Outstanding Liabilities Pmt	$0	$0	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	
High Interest Loans Repayment			($705,625)														
LT & Related Party Liabilities Pmt	$0	$0	$0		$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	
Accrued Salaries																	
Ending Cash	$0	$45,683	$346,531	[redacted]	$90,397	$291,470	$456,829	$307,445	$132,794	$107,186	$161,705	$359,731	$177,184	$275,417	$89,362	$173,472	[redacted]

New Loans

AJB Consulting Loan	October	November	December		January	
Beginning Principal	300,000	300,000	300,000	[redacted]	300,000	
Beginning Accrued Interest	-	3,750	7,500		22,500	
Monthly Interest Accrual (1.25%)	3,750	3,750	3,750			
Total Repayment (7% of GP)					172,500	
Interest Reduction	-	-	-		22,500	
Principal Reduction	-	-	-		150,000	
Ending Principal	300,000	300,000	300,000		150,000	to be converted into equity
Ending Accrued Int	3,750	7,500	11,250		-	

Consillium Loan	October	November	December		January	February	March	April	May	June	July	August	September	October	November	December	
Beginning Principal	-	-	2,100,000	[redacted]	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	[redacted]
Beginning Accrued Interest	-	-	-		-	-	-	-	-	-	-	-	-	-	-	-	
Monthly Interest Accrual (0.1)					21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	
Total Repayment	-	-	-		21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	
Interest Reduction	-	-	-		21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	21,000	
Principal Reduction	-	-	-		-	-	-	-	-	-	-	-	-	-	-	-	
Ending Principal	-	-	2,100,000		2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	
Ending Accrued Int	-	-	-		-	-	-	-	-	-	-	-	-	-	-	-	

Bourbon Reserves Release Schedu

	December		January	February	March	April	May	June	July	August	September	October	November	December	
Balance (barrels)- Beginning	-	[redacted]	-	-	600	600	600	600	600	590	579	569	559	549	[redacted]
Balance (cases) -Beginning	-		-	-	42,060	42,060	42,060	42,060	42,060	41,340	40,620	39,900	39,180	38,460	
Release (cases)- 30% of total									720	720	720	720	720	1,080	
Balance (cases)- Ending	-		-	-	42,060	42,060	42,060	42,060	41,340	40,620	39,900	39,180	38,460	37,380